SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
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(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

ACRES GAMING INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACRES GAMING INCORPORATED

7115 Amigo Street, Suite 150
Las Vegas, Nevada 89119

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT!

August 15, 2003

Dear Stockholder:

      We are pleased to report that Acres Gaming Incorporated entered into an Agreement and Plan of Merger (the “merger agreement”) with International Game Technology (“IGT”) and NWAC Corp. (“NWAC”), a wholly owned subsidiary of IGT. Pursuant to the merger agreement, each outstanding share of Acres common stock will be converted into the right to receive $11.50 in cash, without interest, and NWAC will be merged into Acres (the “merger”).

      We cannot complete the merger unless we obtain the approval of the merger agreement by Acres stockholders owning at least a majority of our outstanding common stock, and unless we obtain certain regulatory approvals. We are inviting you, as a holder of Acres common stock, to attend a special meeting to be held on September 12, 2003, at 1:30 p.m. local time, at our headquarters, 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119, to vote to approve the merger agreement.

      A Special Committee consisting of two disinterested directors of Acres recommended the merger agreement and the merger for approval by our board of directors. Based in part on the recommendation of the Special Committee, our board has unanimously approved the merger agreement and the merger, and determined that the terms of the merger agreement and the merger are fair to and in the best interests of Acres and its stockholders. Our board of directors unanimously recommends that you vote “for” approval of the merger agreement.

      In arriving at their recommendation, the board of directors gave careful consideration to a number of factors, including the opinion of the investment banking firm of The Seidler Companies Incorporated, that the consideration to be received by our stockholders in connection with the transaction is fair to them from a financial point of view.

      The accompanying proxy statement provides detailed information about the merger. We urge you to read the enclosed materials carefully in making your decision with respect to voting on the merger agreement.

      If the merger is consummated, you will receive instructions for surrendering your common stock certificates in exchange for $11.50 cash for each share and a letter of transmittal to be used for this purpose. You should not submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

      Your vote is important. To vote in favor of the merger, you must cast a “FOR” vote by following the instructions stated in the enclosed proxy card. If you do not vote at all, your nonvote will result as a vote against approval of the merger agreement.

      Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted for approval of the merger agreement. If you fail to return your proxy card, you will not be counted as present or voting at the meeting unless you appear in person. If you attend the meeting, you may vote in person. If you complete and return the enclosed proxy card, you may attend the meeting in person and revoke your proxy if you wish and vote personally. You may also revoke your proxy by following the instructions in this proxy statement.

Sincerely,

Floyd W. Glisson
Chairman of the Board and Chief Executive Officer

      This proxy statement is dated August 15, 2003 and is first being mailed to stockholders on or about August 18, 2003.

ACRES GAMING INCORPORATED

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held September 12, 2003

       NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Acres Gaming Incorporated, a Nevada corporation, will be held on Friday, September 12, 2003, at 1:30 p.m. local time, at our company headquarters, 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119, for the following purposes:

1. To vote upon a proposal to approve the Agreement and Plan of Merger, dated June 29, 2003, that we have entered into with International Game Technology and NWAC Corp. Adoption of the merger agreement will also constitute approval of the merger and other transactions contemplated by the merger agreement.

2. To transact any other business that may properly come before the meeting or any adjournments or postponements.

      The affirmative vote of a majority of the outstanding shares is required to approve the merger agreement. You are entitled to exercise dissenters’ rights in connection with the merger if you otherwise comply with the requirements of Nevada law, which are summarized in the attached proxy statement.

      Our board of directors has determined that the merger is fair to you and in your best interests. Accordingly, our board of directors has unanimously approved the merger and adopted the merger agreement and recommends that you vote to approve the merger agreement at the special meeting.

      These items of business are described in detail in the attached proxy statement and appendices. You are encouraged to read these materials very carefully and in their entirety before deciding how to vote.

      Only stockholders of record at the close of business on August 11, 2003, will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU ATTEND THE MEETING.

By Order of the Board of Directors

Floyd W. Glisson
Chairman of the Board and Chief Executive Officer

Las Vegas, Nevada

August 15, 2003

SUMMARY
The Companies
The Merger
Recommendations of Our Board of Directors and the Special Committee
Opinion of Financial Advisor
Stockholder Lawsuit
The Special Meeting
Record Date; Vote Required
Dissenter’s Rights
Voting Agreement
Conditions to Completion of the Merger
Regulatory Matters
Termination of the Merger Agreement; Termination Fees and Expenses
Material Federal Income Tax Consequences
Interests of Certain Persons in The Merger
QUESTIONS AND ANSWERS ABOUT THE MERGER
THE SPECIAL MEETING
Date, Time and Place
Purpose of Meeting; Dissenters’ Rights
Recommendation of the Board
Record Date; Shares Entitled to Vote
Vote Required
Proxies
Revocation of Proxies
Proxy Solicitation
THE MERGER
Parties to the Merger
Effect of the Merger
Surrender of Certificates and Payment for the Shares
Background of the Merger
Recommendation of the Special Committee of Our Board of Directors
Recommendation of our Board of Directors
Opinion of Financial Advisor
Interests of Certain Persons in the Merger
Regulatory Matters
Material Federal Income Tax Consequences
Dissenters’ Rights
Stockholder Lawsuit
THE MERGER AGREEMENT AND RELATED AGREEMENTS
Form of the Merger
Consideration to be Paid to Our Stockholders
Closing and Effective Time
Exchange Procedures
Treatment of Options and Warrants
Representations and Warranties
Covenants
No Inconsistent Activities
Gaming Approvals
Access to Information; Confidentiality
Reasonable Efforts
Takeover Statutes and Inconsistent Actions
Employee Benefits
Indemnification
Conditions to the Merger
Termination Rights
Amendment; Waiver
Voting Agreement
MARKET PRICE OF ACRES COMMON STOCK
BENEFICIAL OWNERSHIP OF ACRES COMMON STOCK
WHERE YOU CAN FIND MORE INFORMATION
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE
OTHER BUSINESS AND STOCKHOLDER PROPOSALS
APPENDIX A
AGREEMENT AND PLAN OF MERGER
Appendix B
OPINION OF THE SEIDLER COMPANIES INCORPORATED
Appendix C
FORM OF VOTING AGREEMENT
Appendix D
NEVADA DISSENTERS’ RIGHTS STATUTE
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD September 12, 2003 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AGREEMENT AND PLAN OF MERGER.

CONTENTS

SUMMARY	1
The Companies	1
The Merger	1
Recommendations of Our Board of Directors and the Special Committee	1
Opinion of Financial Advisor	2
Stockholder Lawsuit	2
The Special Meeting	2
Record Date; Vote Required	2
Dissenter’s Rights	2
Voting Agreement	2
Conditions to Completion of the Merger	3
Regulatory Matters	3
Termination of the Merger Agreement; Termination Fees and Expenses	3
Material Federal Income Tax Consequences	4
Interests of Certain Persons in The Merger	4
QUESTIONS AND ANSWERS ABOUT THE MERGER	6
THE SPECIAL MEETING	8
Date, Time and Place	8
Purpose of Meeting; Dissenters’ Rights	8
Recommendation of the Board	8
Record Date; Shares Entitled to Vote	8
Vote Required	8
Proxies	8
Revocation of Proxies	9
Proxy Solicitation	9
THE MERGER	9
Parties to the Merger	9
Effect of the Merger	10
Surrender of Certificates and Payment for the Shares	10
Background of the Merger	10
Recommendation of the Special Committee of Our Board of Directors	13
Recommendation of our Board of Directors	15
Opinion of Financial Advisor	16
Interests of Certain Persons in the Merger	18
Regulatory Matters	20
Material Federal Income Tax Consequences	22
Dissenters’ Rights	23
Stockholder Lawsuit	25
THE MERGER AGREEMENT AND RELATED AGREEMENTS	26
Form of the Merger	26
Consideration to be Paid to Our Stockholders	26
Closing and Effective Time	26
Exchange Procedures	26
Treatment of Options and Warrants	27

Representations and Warranties	27
Covenants	28
No Inconsistent Activities	30
Gaming Approvals	31
Access to Information; Confidentiality	31
Reasonable Efforts	31
Takeover Statutes and Inconsistent Actions	32
Employee Benefits	32
Indemnification	32
Conditions to the Merger	32
Termination Rights	33
Amendment; Waiver	35
Voting Agreement	35
MARKET PRICE OF ACRES COMMON STOCK	35
BENEFICIAL OWNERSHIP OF ACRES COMMON STOCK	36
WHERE YOU CAN FIND MORE INFORMATION	37
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE	37
OTHER BUSINESS AND STOCKHOLDER PROPOSALS	38
Appendix A — AGREEMENT AND PLAN OF MERGER	A-1
Appendix B — OPINION OF THE SEIDLER COMPANIES INCORPORATED	B-1
Appendix C — FORM OF VOTING AGREEMENT	C-1
Appendix D — NEVADA DISSENTERS’ RIGHTS STATUTE	D-1

ii

SUMMARY

      This summary highlights the material terms of the merger and the merger agreement and other important information from this proxy statement, and may not contain all of the information that is important to you. We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary. We urge you to carefully read this entire document and all of the attached documents. See “WHERE YOU CAN FIND MORE INFORMATION” (page 37).

      This proxy statement and the accompanying form of proxy were first mailed to you on or about August 18, 2003.

The Companies

(See pages 9-10)

Acres Gaming Incorporated
7115 Amigo, Suite 150
Las Vegas, Nevada 89119
(702) 263-7588

      We are a software development company serving the worldwide gaming industry. We provide bonusing and cashless gaming products, as well as a full suite of integrated casino management systems via our Acres BonusingTM, Acres Cashless, and Acres AdvantageTM product lines. Our patented technology enables casino operators to increase patron loyalty by differentiating their properties in an increasingly competitive environment.

International Game Technology and NWAC Corp.
9295 Prototype Drive
Reno, Nevada 89511
(702) 448-7777

      International Game Technology, which, together with its subsidiaries, we refer to as IGT, is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

      NWAC Corp. is a wholly-owned subsidiary of IGT organized for the sole purpose of effecting the merger. It has not conducted any business operations and, upon completion of the merger, its separate corporate existence will cease.

The Merger

(See pages 9-25)

      We propose a merger in which Acres will become a wholly-owned subsidiary of IGT. On completion of the merger, each of your shares of Acres common stock will automatically become the right to receive $11.50 in cash, without interest, from IGT and will no longer represent an interest in us. We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

Recommendations of Our Board of Directors and the Special Committee

(See pages 13-15)

      The merger agreement and the merger were authorized and approved by our board of directors following the unanimous recommendation of the Special Committee of disinterested directors formed by the board to review and evaluate the merger transaction. Our board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” approval of the merger agreement.

Opinion of Financial Advisor

(See pages 16-18)

      On June 29, 2003, The Seidler Companies Incorporated (“Seidler”), our financial advisor, delivered an opinion to our board of directors that, as of the date of the opinion, the cash merger consideration of $11.50 per share was fair from a financial point of view to the holders of Acres common stock. We have attached the opinion as Appendix B. This opinion does not constitute a recommendation as to how any stockholder should vote on the merger agreement. We encourage you to read the opinion before voting on the merger.

Stockholder Lawsuit

(See page 25)

      A purported class action lawsuit has been filed in Clark County, Nevada District Court against us and our directors. The complaint alleges that our directors violated their fiduciary duties to our stockholders in connection with the approval of the merger and seeks to void the merger agreement. We believe the plaintiff’s claims are without merit.

The Special Meeting

(See page 8)

      A special meeting of Acres stockholders will be held at 1:30 p.m., local time, on Friday, September 12, 2003, at our offices located at 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119. At the meeting, you will be asked to approve the merger agreement and to act on any other matters that are properly brought before the meeting.

Record Date; Vote Required

(See page 8)

      You may vote at the meeting if you owned shares of our common stock at the close of business on August 11, 2003. The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the meeting. Accordingly, a failure to vote or an abstention has the same effect as voting against the merger. Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

      You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable or do not wish to attend.

Dissenter’s Rights

(See pages 23-25)

      You are entitled to assert dissenter’s rights under Nevada corporate law as a result of the merger.

Voting Agreement

(See page 35)

      Floyd W. Glisson, our Chairman of the Board and Chief Executive Officer, has entered into a voting agreement with IGT. Under the voting agreement, Mr. Glisson agreed to vote all of the Acres common stock he owns or controls in favor of the merger. This voting agreement terminates if the merger agreement is terminated. Mr. Glisson owns approximately 4.9% of our common stock. We have attached the voting agreement to this document as Appendix C.

Conditions to Completion of the Merger

(See pages 32-33)

      Completion of the merger depends on a number of conditions being met or waived, including:

•	approval of the merger agreement by stockholders holding at least a majority of our outstanding common stock;

•	receipt of necessary regulatory approvals and expiration of antitrust waiting periods;

•	the absence of litigation having been brought or threatened by any government agency to block the merger and no judicial order being in force prohibiting the merger;

•	the absence of any change or event since June 29, 2003 that has or would reasonably be expected to have a material adverse effect on our business, assets or financial condition;

•	the continuing accuracy of the representations and warranties of the parties contained in the merger agreement in accordance with the requirements of the merger agreement and the performance or compliance by parties in all material respects with all their agreements and covenants required under the merger agreement; and

•	an amended employment agreement between Floyd W. Glisson and Acres and an employment agreement between Richard J. Schneider, our President and Chief Operating Officer, and Acres must be in full force and effect.

      Either Acres or IGT could choose to complete the merger even though a closing condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Matters

(See pages 20-22)

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Acres and IGT must furnish information and materials relating to their respective businesses to the Department of Justice and the Federal Trade Commission and wait a specified period of time before they can complete the merger. Either of these agencies has the authority to challenge the merger on antitrust grounds before the companies complete the merger. IGT and Acres filed with the United States antitrust authorities on July 24, 2003.

      As a result of the merger, IGT will own Acres and control its gaming activities in a number of jurisdictions, each of which activities is subject to various licensing and other regulatory requirements administered by various governmental entities. Some of these laws and regulations require that the applicable gaming regulatory authorities approve the merger. IGT and Acres have filed or will file applications in each jurisdiction in which we conduct gaming activities with appropriate gaming regulatory authorities. The companies cannot complete the merger unless and until they comply with all applicable gaming regulatory requirements and obtain all requisite gaming approvals.

Termination of the Merger Agreement; Termination Fees and Expenses

(See pages 33-35)

      Our board of directors and the board of directors of IGT can jointly agree to terminate the merger agreement at any time without completing the merger, whether or not the stockholders have approved the merger agreement. In addition, either company can individually terminate the merger agreement if our stockholders fail to approve the merger agreement, or if the companies do not complete the merger by December 31, 2003.

      We can terminate the merger agreement if we receive a proposal that our board of directors determines would provide greater value to our stockholders, and that it must accept to comply with its fiduciary duties to our stockholders. Under the merger agreement, we may not solicit alternative proposals to the merger.

      Both Acres and IGT have additional termination rights more specifically described in “The Merger Agreement and Related Agreements — Termination Rights” on page 33.

      We must pay IGT a termination fee of $3.9 million if the merger agreement is terminated:

•	by us because we received a superior proposal;

•	by IGT because our board of directors withdrew or adversely modified its recommendation in favor of the merger to our stockholders, recommended a different proposal to our stockholders, or failed to call or hold the special stockholders meeting (to vote on the merger agreement), following receipt of a takeover proposal from a third party; or

•	by IGT if we breach our covenant not to solicit, initiate or encourage submission of a takeover proposal as more specifically described in “The Merger Agreement and Related Agreements — No Inconsistent Activities” on page 30.

      We must also pay the termination fee if the following event occurs: a competing takeover proposal is made before the stockholder meeting, our stockholders did not approve the merger agreement and within nine months after the termination of the merger agreement we enter into an agreement for, and, within twelve months after the termination of the merger agreement, complete, a transaction with the person making the competing takeover proposal.

      IGT must pay us a termination fee of $3.9 million if we terminate the merger agreement because IGT is in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement or IGT terminates the merger agreement while in material breach.

      The parties must pay their own fees and expenses regardless of whether the merger is completed.

Material Federal Income Tax Consequences

(See pages 22-23)

      The merger will be a taxable transaction to United States taxpayers for United States federal income tax purposes. As a result of the merger, for United States federal income tax purposes our stockholders generally will recognize gain or loss, on each share of our common stock owned, measured by the difference between $11.50 and the adjusted tax basis of that share. That gain or loss generally will be a capital gain or loss if the share is held as a capital asset and will be long-term capital gain or loss if the share has been held for more than one year prior to the date of the merger. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you. See “The Merger — Material Federal Income Tax Consequences” on page 22.

Interests of Certain Persons in The Merger

(See pages 18-20)

      In considering the recommendation of our board of directors to approve the merger agreement, you should know that some of our executive officers and our directors have relationships or interests in the merger that are different from your interests as a shareholder. These include the following:

•	as a result of the merger, vesting of options for 24,375 shares of Acres common stock held by certain of our directors will accelerate pursuant to the agreements governing those options and already-vested options to purchase 485,625 shares of our common stock held by our executive officers and directors will be settled by paying to the holder the difference between the exercise price and $11.50 per share, which will result in our executive officers and directors receiving aggregate payments of $4,231,198 in connection with the merger;

•	as a result of the merger, the vesting of the 150,000 shares of Acres restricted stock held by Mr. Glisson will be accelerated and Mr. Glisson will receive an aggregate payment equal to $1,725,000 for those shares, less applicable withholding taxes.

•	IGT, as a condition to entering into the merger agreement, required Floyd W. Glisson, our Chairman of the Board and Chief Executive Officer, to execute an amendment to his employment agreement with us, which takes effect if and when the merger becomes effective, whereby he has agreed to remain employed by the company surviving in the merger for one year from the effective date of the merger, as described in more detail below under “The Merger — Interests of Certain Persons in the Merger” on page 18;

•	IGT, as a condition to entering into the merger agreement, required Richard J. Schneider, our President and Chief Operating Officer, to execute an employment agreement with us, which takes effect if and when the merger becomes effective, whereby he has agreed to remain employed by the company surviving in the merger for three years from the effective date of the merger as described in more detail below under “The Merger — Interests of Certain Persons in the Merger” on page 18; and

•	under the merger agreement, the existing indemnification of our present and former directors and officers will continue to be provided for a period of six years after the merger, and IGT has agreed to maintain liability insurance coverage for those officers and directors for six years after the merger.

      You should evaluate these interests of our executive officers and directors carefully before deciding how to vote on the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction?

A: Our board of directors is proposing to merge the company with a wholly-owned subsidiary of International Game Technology (“IGT”), whereby Acres will become a wholly-owned subsidiary of IGT. IGT has formed a subsidiary, NWAC Corp., for the sole purpose of consummating the merger. If the merger is consummated, NWAC Corp. will merge with and into Acres, and Acres will be the surviving corporation. Our stockholders will receive cash for their shares of Acres common stock, and IGT will be the sole stockholder of the surviving corporation. After the merger is effective, you will not have any rights with respect to your shares of Acres common stock other than the right to receive the merger consideration.

Q: What will I receive in the merger?

A: You will receive $11.50 in cash for each share of Acres common stock you own.

Q: What am I being asked to vote on?

A: You are being asked to vote on the proposal to approve the agreement and plan of merger.

Q: Does the board of directors recommend voting in favor of the merger?

A: Yes. After careful consideration and following the unanimous recommendation of the Special Committee formed to review and evaluate the fairness of the merger transaction, our board of directors unanimously recommends voting in favor of the merger.

Q: What do I need to do now?

A: Please carefully read this proxy statement, then indicate on your proxy card how you want to vote, sign the proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give it these instructions.

Q: Should I send in my share certificates now?

A: No. After the merger is complete, we will send you written instructions for transmitting your share certificates for payment.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may revoke your proxy or change your vote by sending a notice to our corporate secretary, by sending in a later dated, signed proxy card before the meeting or by attending the meeting and voting in person; provided that if your shares are held in “street name” by a broker or other nominee, you obtain a proxy to vote at the meeting from the broker or other nominee.

Q: Do I have dissenters’ rights?

A: Yes. Under Nevada law, our stockholders have dissenters’ appraisal rights in connection with the merger.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible and expect to complete it before December 31, 2003. However, Acres and IGT cannot complete the merger until they satisfy additional conditions, including the receipt of all required gaming regulatory authority and other governmental approvals. We are unable to predict when the merger will be completed since we do not know when the companies will satisfy all of the conditions set forth in the merger agreement. However, either Acres or IGT can terminate the merger agreement if the merger is not completed by December 31, 2003.

Q: Will I recognize gain or loss on the transaction?

A: The merger will be a taxable transaction for all United States taxpayers who hold shares of our common stock. If you are a United States taxpayer, any gain you recognize will be subject to United States federal income tax and also may be taxed under applicable state and local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of the shares of our common stock you own. You should consult your tax advisor as to the specific tax consequences of the merger to you.

Q: What other matters will be voted on at the meeting?

A: We do not expect to ask you to vote on any other matters at the meeting.

Q: How will I know the merger has occurred?

A: If the merger occurs, we will make a public announcement of this fact and you also will receive notice of it by mail.

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you have more questions about the merger, or would like additional copies of this document, you should contact

Acres Gaming Incorporated

7115 Amigo Street, Suite 150
Las Vegas, Nevada 89119
Attention: Investor Relations
Phone Number: (702) 263-7588

      You should rely only on the information contained in this proxy statement. Acres has not authorized anyone to provide you with information that is different.

THE SPECIAL MEETING

Date, Time and Place

      The special meeting will be held on September 12, 2003, at our offices located at 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119, commencing at 1:30 p.m. local time. Our stockholders of record as of the close of business on August 11, 2003 will be entitled to notice of and to vote at the special meeting, and at any adjournments or postponements.

Purpose of Meeting; Dissenters’ Rights

      At the meeting, you will be asked to consider and vote on:

•	a proposal to approve the Agreement and Plan of Merger, dated June 29, 2003, by and among Acres, IGT and NWAC Corp. (the “merger agreement”), and

•	any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

      You are entitled to exercise dissenters’ rights as a result of the merger. See “The Merger — Dissenters’ Rights” on page 23.

Recommendation of the Board

      At its meeting held June 29, 2003, our board of directors, by unanimous vote, determined the merger agreement to be fair to and in the best interests of Acres and our stockholders. Our board recommends that you vote “FOR” the approval of the merger agreement. Adoption of the merger agreement will constitute approval of the merger and the transactions contemplated by the merger agreement.

Record Date; Shares Entitled to Vote

      The close of business on August 11, 2003 has been fixed as the record date for determining the holders of shares of Acres common stock who are entitled to notice of and to vote at the meeting. As of the record date, there were 10,526,186 shares of our common stock outstanding and entitled to vote. The holders of these shares are entitled to one vote per share of common stock held. The presence in person or by proxy of the holders of shares representing a majority of the shares of Acres common stock outstanding and entitled to vote on the proposal is necessary to constitute a quorum for action at the meeting.

      If your shares are held for you by a bank, broker or other “nominee”:

•	you must instruct the nominee to vote your shares by following the procedures specified by the nominee for voting; and

•	if you want to vote in person at the meeting, you must request a proxy in your name from your bank, broker or other nominee.

Vote Required

      A majority of the shares of our common stock outstanding as of the record date must vote, whether in person or by proxy, in favor of the merger agreement if it is to be approved.

      Abstaining from voting or not properly instructing your broker to vote on your behalf will have the same effect as a “NO” vote on the proposal, because such actions will mean that your shares will not be voted in favor of the merger.

Proxies

      Shares of Acres common stock represented by properly executed proxies received at or prior to the meeting that have not been revoked will be voted as instructed by the stockholder. Shares of our common stock represented by properly executed proxies for which no instructions are given will be voted “FOR” the proposal. Please complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that your shares are voted.

Revocation of Proxies

      You may revoke a proxy submitted to us by:

•	submitting at any time prior to the vote on the proposal a later-dated proxy with respect to the same shares;

•	delivering written notice of revocation to our corporate secretary at any time prior to the vote;

•	attending the meeting and voting in person; or

•	if you instruct a bank, broker or other nominee to vote your shares by following the procedures to change a vote specified by the bank, broker or nominee.

      Just attending the meeting will not in and of itself revoke a proxy. You must also vote your shares.

Proxy Solicitation

      We will bear the cost of soliciting proxies from stockholders. We have retained Advantage Proxy as proxy solicitor and expect to pay them approximately $7,500, plus expenses, for such services. In addition to soliciting by mail, our directors, officers and employees may solicit proxies by telephone or otherwise. Such directors, officers and employees will not be paid additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who are the record owners of shares of our common stock will be reimbursed for their reasonable expenses incurred in forwarding soliciting materials to the beneficial owners of those shares.

THE MERGER

Parties to the Merger

IGT and NWAC Corp.

      IGT is recognized as one of the world leaders in the development and production of computerized gaming products. It operates in three lines of business; product sales, proprietary gaming and lottery systems. Founded in 1980, IGT principally served the casino gaming industry in the United States. In 1986, it began expanding its business internationally. In addition to its US production, IGT currently manufactures its products in the United Kingdom and through third party manufacturers in Japan, Canada and Germany. IGT also maintains sales offices in selected legalized gaming jurisdictions globally, including Australia, Europe, Japan, Latin America, New Zealand and South Africa.

      NWAC Corp. is a wholly-owned subsidiary of IGT organized for the sole purpose of effecting the merger. It has not conducted any business operations and, upon completion of the merger, its separate corporate existence will cease.

Acres

      We develop, manufacture and market electronic equipment and software for the casino gaming industry. Many of our products are based on our proprietary Acres Bonusing TechnologyTM and are designed to enhance casino profitability by providing entertainment and incentives to players of gaming machines. Our bonusing technology improves the efficiency of bonus and incentive programs currently offered by many casinos, and makes possible some bonus and incentive programs that have not previously been offered. Acres Bonusing TechnologyTM enables the design and delivery of bonuses and other promotions directly to players at the point of play and at the time of play. We currently offer bonusing products directly to casinos in the form of standard and customized bonusing promotions that can be applied casino-wide or to a limited number of gaming machines. In addition to bonusing products, we also offer slot accounting, player tracking, table game management and visual analysis modules that may be purchased and installed individually or as components of an integrated system marketed as Acres AdvantageTM.

Effect of the Merger

      Under the terms of the merger agreement:

•	NWAC corp. will merge with and into us;

•	NWAC Corp. will cease to exist;

•	we will remain as the surviving corporation; and

•	IGT will own all of our outstanding common stock.

      On completion of the merger, each of your shares of Acres common stock will automatically become only the right to receive $11.50 in cash, without interest, from IGT and will no longer represent an interest in Acres. Following the consummation of the merger, we will seek to have our common stock delisted from the Nasdaq SmallCap Market, and our common stock will no longer be registered pursuant to the Securities and Exchange Act of 1934.

Surrender of Certificates and Payment for the Shares

      At the effective time of the merger, cash in an amount sufficient to make payments of $11.50 per share of our outstanding common stock will be deposited by IGT with a paying agent for the merger. As soon as practicable after the merger, the paying agent will mail you a letter of transmittal and instructions you must follow to properly surrender certificates. Once the share certificates are surrendered to the paying agent for cancellation, together with an executed letter of transmittal and any other necessary documents, you will be entitled to receive a cash payment of $11.50 per share. Until surrendered, each Acres share certificate will, after the merger, represent only the right to receive upon surrender the cash payment of $11.50 per share. No interest will be paid or will accrue on any cash payable as merger consideration.

      We may require the owner of any lost, stolen or destroyed share certificate to provide an appropriate affidavit and to deliver a bond in the amount we may reasonably direct as indemnity against any claim that may be made against the paying agent, us or IGT with respect to an Acres common stock certificate.

Background of the Merger

      Our board of directors regularly reviews our long-term strategies and objectives. In connection with these reviews and in consideration of stockholder value, we have from time to time considered various alternatives to operating as an independent entity, including potential business combinations.

      We have had a variety of business relationships with IGT over the years, including entering into a strategic alliance with IGT in 1997. In January 1997, IGT made an approximately $5 million investment in newly designated Acres Series A Preferred Stock. At that time, we also entered into an agreement with IGT to sell component parts and bonusing software to IGT for inclusion by IGT in casino installations containing its slot accounting and player tracking systems. Sales to IGT under the agreement did not meet our expectations and we terminated the agreement in January 1999, but continued to do business with IGT.

      As the holder of the Series A Preferred Stock, IGT had the right to elect one director to the Acres board of directors. In September 1998, the director who had been elected by IGT resigned from our board. After that, IGT did not exercise its right to elect a director to our board and has not had a representative on our board since then. In January 2002, IGT exercised its right to have the Series A Preferred Stock redeemed by us at a redemption price of approximately $5 million.

      In the Spring of 2000, Acres and IGT began exploring the possibility of a business combination and, in the Summer of 2000, we engaged in merger negotiations with IGT. However, the parties terminated discussions in the Fall of 2000 after the board of directors of Acres determined that the price offered by IGT was insufficient.

      From the Summer of 2001 through the Fall of 2002, several companies, not including IGT, approached us concerning possible business combinations. Although in some cases we had substantial negotiations concerning a business combination, none of our discussions resulted in our agreeing to any proposal. In November 2001, a Special Committee of the board of directors, consisting of Ronald Bennett and David Willensky, was formed to review and evaluate any proposed business combination. To assist it in understanding, among other things, its legal duties and responsibilities in connection with its review and evaluation, the Special Committee engaged as its own legal counsel, McDermott, Will & Emery which continues to provide advice on the merger. The Special Committee was kept apprised of discussions with other companies concerning a possible business combination and provided management with direction on relevant negotiations.

      In the Summer of 2002, The Seidler Companies Incorporated (“Seidler”) was retained to act as financial advisor to the Special Committee. At the request of the Special Committee for its and the board of directors’ use in considering whether to pursue a business combination, Seidler made a presentation to the board of directors in September 2002 on its analysis of the value of Acres and valuation methodologies.

      We had no significant discussions with any party concerning a business combination between late 2002 and May 2003 when discussions began again with IGT.

      In April, 2003, after lengthy negotiations, we settled outstanding patent infringement litigation with Anchor Gaming that had been pending since 1999. During the pendency of the litigation, Anchor Gaming was acquired by IGT. In connection with the settlement, we entered into agreements with IGT granting IGT a license to use certain of our patents and providing for the integration of our Bonusing features into certain models of IGT games, and IGT agreed to pay us a certain royalty payment.

      On May 2, 2003, Mr. Glisson met with T.J. Matthews, Chief Operating Officer of IGT, and Richard Pennington, Executive Vice President, Product Development of IGT, at our offices in Las Vegas to discuss how we might increase the level of cooperation between the companies. At this meeting, the parties generally discussed possible strategic opportunities.

      On May 9, 2003, Mr. Glisson, Mr. Matthews, Mr. Pennington and Robert A. Bittman, a director of IGT, met at IGT’s offices in Las Vegas to explore further the matters discussed at the May 2nd meeting. During that meeting, Mr. Matthews asked if we would consider a business combination.

      Shortly after the meeting, Mr. Glisson informed the Special Committee of Mr. Matthews’ question. The Special Committee directed Mr. Glisson to indicate our willingness to consider a business combination. From this point until May 22, 2003, Mr. Glisson and Mr. Matthews discussed a possible business combination, and Mr. Glisson kept the Special Committee apprised of these discussions. The Special Committee met by telephone or in person numerous times in May. The Special Committee considered the merits of a possible business combination with IGT and consulted with its independent counsel concerning its responsibilities and legal aspects of a possible transaction and with Seidler concerning the structural and financial aspects of a possible combination.

      On May 22, 2003, IGT held a board meeting, during which IGT senior management made a presentation to the board on the strategic reasons for acquiring Acres, the valuation, and the potential risks associated with the acquisition. IGT’s board of directors authorized the acquisition of Acres and senior management to negotiate the terms and conditions of a merger agreement, subject to management’s completion of its due diligence review of Acres.

      By letter dated May 22, 2003, IGT proposed to acquire Acres at a price of $10.45 per share, which represented a premium of 19.4% over the $8.75 closing price for our stock on the Nasdaq SmallCap Market on May 22, 2003. At the direction of the Special Committee, Mr. Glisson called a meeting of the board of directors on May 29, 2003 to discuss the IGT proposal. Prior to the meeting, Seidler prepared and supplied to the Special Committee and the board of directors a detailed valuation analysis of Acres and of the IGT proposal. At the May 29, 2003 meeting, Mr. Glisson reviewed the IGT proposal. Representatives from Seidler led a discussion of its valuation analysis. The board of directors, including the members of the Special Committee, discussed the IGT proposal and questioned Seidler about the details of its analysis. At the conclusion of the meeting, the board of directors authorized Mr. Glisson to negotiate further with IGT, including negotiations regarding a higher price.

      On May 30 and June 2, 2003, Mr. Glisson and Mr. Matthews had a series of discussions concerning IGT’s proposal. On June 2, Mr. Glisson and Mr. Matthews tentatively agreed on a cash merger at a price of $11.50 per share for all shares of Acres common stock, including shares subject to options and warrants, subject to the approval of the boards of both companies. The proposed purchase price represented a premium of 30% over our closing stock price of $8.85 on that date. Mr. Glisson agreed that he would recommend that our board of directors accept that price, subject to the negotiation of a mutually satisfactory definitive merger agreement.

      On June 6, 2003, IGT and Acres entered into a confidentiality and non-disclosure agreement, and IGT’s legal advisors, O’Melveny & Myers LLP, delivered a proposed form of merger agreement to our legal counsel, Perkins Coie LLP.

      On June 9, 2003, at a previously scheduled board meeting, Seidler met with the entire board of directors and presented its revised analysis of the value of Acres and reviewed its valuation methodology. See “The Merger–Opinion of Financial Advisor” on page 16 for a detailed discussion of Seidler’s analysis. After the presentation, the board of directors questioned Seidler further about the details of its analysis and its views of the IGT proposal.

      From June 6, 2003 until June 29, 2003, IGT and its legal advisors conducted a due diligence review of our business and operations. Representatives of IGT also met during this time with members of our management to discuss the structure and terms of the transaction. We and our counsel negotiated the terms of the merger agreement and related documents with IGT and its counsel. Mr. Glisson kept the members of the Special Committee and board of directors apprised of the status of these negotiations and substantive open issues on an on-going basis. During the negotiations, the Special Committee continued to hold telephonic meetings and consult with its independent counsel concerning the negotiations and open issues.

      Between June 6 and June 29, 2003, representatives of IGT negotiated the terms of employment agreements with Mr. Glisson and Richard J. Schneider, our President and Chief Operating Officer, that IGT desired to have in place upon closing a business combination with Acres. See “The Merger–Interests of Certain Persons in the Merger” on page 18.

      On June 23, 2003, IGT held a board meeting. At the meeting, IGT’s board of directors approved the merger agreement and the execution of the agreement by senior management.

      On June 28, 2003, the Special Committee and the board of directors met in a joint telephone conference with Seidler, independent counsel to the Special Committee, members of management and our counsel to consider the proposed transaction, the merger agreement and the related agreements. Mr. Glisson and our counsel reviewed the history of the negotiations with IGT, and summarized the principal terms of the merger agreement and related agreements, including the employment agreements with Messrs. Glisson and Schneider. Seidler provided the Special Committee and the board of directors with an updated financial analysis and proposed opinion concerning the fairness of the transaction with IGT. During and following the presentations at the meeting, the legal and financial advisors responded to questions from the Special Committee and the board of directors.

      On June 29, 2003, the Special Committee and the board of directors again met in a joint telephone conference with Seidler, independent counsel to the Special Committee, members of management and our counsel. Mr. Glisson and our counsel provided an update on the negotiations, including additional details concerning the employment agreements with Messrs. Glisson and Schneider. Seidler reaffirmed its financial analysis and rendered its opinion (subsequently confirmed in writing) to the effect that, as of the date of such opinion, the consideration per share to be received by our stockholders in the merger was fair to them from a financial point of view.

      Following further discussion among the members of the Special Committee and the board of directors, the Special Committee concluded that the merger and the merger agreement were fair to and in the best interests of our stockholders. Following discussion with the Special Committee members, Seidler and counsel, the board of directors accepted the Special Committee’s recommendation and unanimously (i) determined that the merger and the merger agreement are fair to and in the best interests of our stockholders, (ii) approved the merger and the merger agreement, and (iii) recommended that our stockholders approve the merger agreement.

      On June 29, 2003, the parties signed the merger agreement. A joint press release announcing the signing of the merger agreement was issued on June 30, 2003.

Recommendation of the Special Committee of Our Board of Directors

      The Special Committee, consisting of two directors, Ronald G. Bennett and David R. Willensky, was formed to review and evaluate potential business combination transactions. Mr. Bennett and Mr. Willensky are not officers or employees of Acres or its subsidiary. Neither Mr. Bennett nor Mr. Willensky has an interest in the merger with IGT other than as holders of options, some of which will accelerate as a result of the merger, and Mr. Willensky’s beneficial ownership of 12,300 shares of our common stock. See “The Merger — Interests of Certain Persons in the Merger — Stock Options and Restricted Stock” on page 19. The Special Committee, with the assistance of its financial advisor, Seidler, and independent legal counsel, evaluated the fairness of the merger to our stockholders.

      The Special Committee believes that the merger is fair to and in the best interests of our stockholders. Following numerous meetings, the Special Committee unanimously recommended that our board of directors approve and adopt the merger agreement and that our board of directors recommend approval of the merger agreement by our stockholders. In reaching these conclusions, the Special Committee considered the following material factors in favor of supporting the merger:

•	the historical market prices, trading range and trading activity of our common stock, which indicated that the per share price to be received by our stockholders was fair to them and provides them liquidity for their holdings of Acres common stock;

•	the detailed financial and comparative analysis and presentation by Seidler with respect to the merger and the opinion of Seidler, dated June 29, 2003, that the $11.50 per share cash consideration to be received by the holders of Acres common stock in the proposed transaction was fair to our stockholders from a financial point of view. The full text of the written opinion is set forth in Annex B to this proxy statement. You are urged to, and should, read the opinion of Seidler in its entirety;

•	that, while it is possible that in the future Acres common stock would sustain trading in excess of the price offered in the merger, that prospect is highly uncertain and subject to substantial downside risk, Acres common stock has not been able to maintain a constant upward trend in trading price for any extended period and even if the trading price were to rise above the proposed merger price for a period of time, not all stockholders would be able to sell shares at such price, whereas the merger would provide liquidity for all stockholders;

•	the arms’-length negotiations between Acres and IGT, which resulted in an increase in the merger consideration from $10.45 per share to $11.50 per share, and that based on those negotiations, the conclusion of the committee that $11.50 represented the highest price per share that could be negotiated with IGT;

•	based on the prior negotiations with other potential acquirers, the conclusion that it is unlikely that we could obtain a credible competing offer at a price higher than $11.50 per share;

•	based on our current and anticipated business, financial condition, results of operations and earnings prospects, including the nature of our business, which is characterized by nonrecurring revenue sources, and our prospects if we were to remain independent, the conclusion that the merger consideration was in the best interests of our stockholders;

•	IGT and NWAC Corp.’s obligations under the merger agreement are not subject to any financing condition, their representation that they have sufficient funds available to them to consummate the merger and the fact that the merger consideration is to be paid in cash;

•	approval of the merger agreement requires the affirmative vote of a majority of the holders of all of the outstanding Acres common stock, allowing our stockholders to have the ultimate decision regarding approval of the merger agreement;

•	dissenters’ rights are available under Nevada law to our stockholders who do not believe the merger consideration is fair to them;

•	the likelihood of completing the merger, including, in particular, the likelihood of obtaining regulatory approval and the provisions of the merger agreement regarding IGT’s and our obligations to pursue the regulatory approvals;

•	the ability, due to the “fiduciary out” provisions of the merger agreement, of our board to respond to superior proposal and to terminate the merger agreement, in certain circumstances, including the implications of the termination fee;

•	the other provisions of the merger agreement, including the respective representations, warranties and covenants of the parties, the material adverse effects clause and the termination fee provisions, including the fact that we do not have to complete the merger if IGT does not materially comply with its covenants or if it is in material breach of its representations and warranties; and

•	the current and prospective environment in which we operate, including economic conditions and the competitive environment of the gaming industry, which indicated that the merger with IGT was in the best interests of Acres and our stockholders.

      The Special Committee also considered the following potentially negative factors in their deliberations concerning the merger:

•	during approximately three months prior to the announcement of the merger on June 30, 2003, the per share closing trading price of our common stock as reported on the Nasdaq SmallCap Market had risen from a low of $7.71 on April 1, 2003 to a high of $11.39 on June 26, 2003;

•	the fact that our stockholders would have no ongoing equity participation in Acres after the merger, meaning that these stockholders would cease to participate in any future earnings or growth of our business, or to benefit from any increases in the value of their shares of Acres common stock that might occur if we were to continue as a public company;

•	the possibility that the merger might not be completed and the resulting effects on Acres and our stockholders, including a possible decline in the trading price of our common stock and the potential of an adverse impact on, among other things, customer relations and employee morale and focus;

•	the cash consideration to be received by our stockholders as a result of the merger will be taxable to them;

•	interests of certain of our officers and directors that may be different from or in addition to the interests of our stockholders generally, including IGT’s requirement that Messrs. Glisson and Schneider enter into an amended employment agreement and an employment agreement, respectively, to be effective upon the completion of the merger, and the terms of those agreements;

•	the fact that the merger agreement contains provisions that:
prohibit us and our representatives from soliciting, initiating, encouraging or negotiating third-party offers to acquire Acres, except in limited circumstances and upon payment of a termination fee, and these terms could discourage potential buyers from proposing to acquire us; and

obligate us to pay IGT a termination fee of $3.9 million, under certain circumstances if the merger is not consummated. See “The Merger Agreement and Related Agreements — No Inconsistent Activities” and “Termination Rights” sections on pages 30 and 33; and

•	provisions of the merger agreement that, among other things, restrict our operations pending the consummation of the merger and provide conditions to closing the merger, such as the continued enforceability of Messrs. Glisson’s and Schneider’s employment agreements.

      The Special Committee determined that though the per share price of Acres common stock had been steadily appreciating during the three months prior to the public announcement of the merger, the $11.50 per share price offered in the merger represents a premium of approximately 82% over the $6.33 average closing price of our common stock for the twelve months preceding the announcement. Additionally, the $11.50 per share price offered by IGT was, in the opinion of Seidler, fair to our stockholders from a financial point of view. The Special Committee determined that any possible conflicts of interest were mitigated by the establishment of the Special Committee to supervise the negotiation of the terms of the merger agreement and to evaluate the fairness of the merger. The Special Committee also determined that the loss of opportunity to participate in any of our future earnings growth and the possibility that the termination fee might discourage potential buyers from attempting to acquire us were adequately reflected in the merger consideration of $11.50 per share in cash.

      The foregoing discussion of information and factors considered and given weight by the Special Committee is not intended to be exhaustive, but we believe it includes all of the material factors, both positive and negative, considered by the committee. In evaluating the merger agreement and the merger, the members of the committee considered their knowledge of our business, financial condition and prospects, and the views of our management and the financial and legal advisors to the committee and the company. In view of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the committee did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its decisions and recommendations. Individual members of the committee may have given different weights to different factors.

Recommendation of our Board of Directors

      At its meeting held on June 29, 2003, our board of directors determined that the merger is fair to and in the best interests of our stockholders, approved the merger and the merger agreement and unanimously recommended approval of the merger agreement by our stockholders at the special meeting.

      In deciding to recommend that our stockholders vote “FOR” the approval of the merger agreement, our board of directors considered, among other factors, the recommendation of the Special Committee and all of the factors and analysis referred to above as having been taken into account by the Special Committee.

      In view of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board did not find it practicable to, and it did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its decision and recommendations. In addition, each member of the board may have given different weights to different factors.

      Our board of directors believes that the merger is procedurally fair because, among other things:

•	the Special Committee consisted entirely of non-management (disinterested) directors appointed by our board to represent solely the interests of our stockholders;

•	the Special Committee and our board of directors were advised by a financial advisor, Seidler, to assist their evaluation of the merger and provide them with financial advice;

•	we engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration; and

•	the merger consideration and the other terms and conditions of the merger agreement resulted from active arm’s-length bargaining between Acres and IGT and their respective advisors.

Opinion of Financial Advisor

      Seidler was retained to act as financial advisor to the Special Committee in connection with the merger with IGT. On June 29, 2003, Seidler delivered its written opinion to our board to the effect that, based upon and subject to the factors and assumptions set forth in its opinion, and as of that date, the consideration to be paid by IGT was fair, from a financial point of view, to our stockholders.

      The full text of the Seidler opinion sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken, among other things. The Seidler opinion is attached as Appendix B to this proxy statement and we incorporate it by reference in this proxy statement. You are urged to read the Seidler opinion carefully and in its entirety.

      The Seidler opinion addresses only the fairness to the holders of our common stock, from a financial point of view, of the consideration to be paid by IGT for our common stock pursuant to the merger agreement. Seidler delivered the opinion to the Special Committee and board for its consideration in determining whether to approve the merger agreement. The Seidler opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote.

      The following summary of the Seidler opinion is qualified in its entirety by reference to the full text of the Seidler opinion, which is attached to this proxy statement as Appendix B. No limitations were imposed by us on the scope of Seidler’s investigation or the procedures to be followed by Seidler in rendering its opinion. The form and amount of consideration paid by IGT to our stockholders in the merger was determined through arm’s length negotiations between IGT and Acres. Seidler was not requested to opine as to, and its opinion does not address, our underlying business decision to proceed with or effect the merger agreement.

      During the course of the engagement, Seidler reviewed and analyzed material bearing on our financial and operating conditions and material prepared in connection with the proposed merger, including the following:

•	the merger agreement;

•	certain publicly available information concerning Acres, including historical financial statements for recent years;

•	certain financial and common stock information on sale and merger transactions involving gaming equipment companies or other recent similar-sized merger or sale transactions that Seidler considered relevant;

•	financial and common stock information of certain publicly traded gaming equipment companies that Seidler considered relevant; and

•	financial and other information concerning us provided by our management.

      In arriving at its opinion, Seidler assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information, and further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to any financial projections reviewed by Seidler, Seidler assumed that such projections and guidance were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management.

      In arriving at its opinion, Seidler did not conduct a physical inspection of our properties or assets and did not make or obtain any appraisals or valuations of specific assets or liabilities of Acres. Seidler’s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Seidler’s opinion.

      The following is a summary of the analyses Seidler performed in arriving at its June 29, 2003 opinion as to the fairness of the merger consideration, from a financial point of view, to our stockholders. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances.

Furthermore, in arriving at its opinion, Seidler considered both qualitative and quantitative factors. Accordingly, Seidler believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. Such an opinion is not readily susceptible to summary description. In its analyses, Seidler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates used in its analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

      In connection with the preparation and delivery of its opinion to our board, Seidler performed a variety of financial and comparative analyses typical for determination of an opinion rendered in connection with similar transactions, as more fully described below. Based upon these analyses, Seidler determined a range of values for Acres common stock of $9.90-$12.57 per share.

Comparable Transactions Analysis

      Seidler reviewed certain publicly available information regarding the terms and financial characteristics of eight selected business combination transactions involving gaming equipment companies that were announced or took place from 1995 through 2003, which Seidler believed to be relevant to the merger. For the selected transactions, Seidler determined transaction values as multiples of trailing 12 months sales, earnings before interest and taxes or “EBIT”, earnings before interest, taxes, depreciation or amortization or “EBITDA” and Net Income. Applying a range of multiples derived from Seidler’s analysis of the selected transactions to our trailing 12 months sales, EBIT, EBITDA and Net Income then subtracting net debt (interest-bearing debt less excess cash and cash equivalents), Seidler calculated a range of implied equity value per share of $8.41-$9.73.

Public Company Analysis

      Using publicly available information, Seidler reviewed and compared actual financial, operating and stock market information pertaining to certain publicly-traded gaming equipment companies, including Alliance Gaming Corporation, GTECH Holdings Corp., Scientific Games Corp., International Game Technology, Mikohn Gaming Corporation, Multimedia Games, Inc., Shuffle Master, Inc., WMS Industries, Inc. and GameTech International Inc. Seidler calculated the total equity value and, further, total enterprise value, determined as total equity market value plus net debt, as multiples of trailing 12 months sales and EBIT, EBITDA and Net Income. Applying a range of multiples derived from Seidler’s analysis of the comparable companies to our trailing 12 months sales, EBIT, EBITDA and Net Income, subtracting net debt and applying a control premium (derived from the following Premium Paid Analysis), Seidler calculated a range of implied equity value per share of $11.68-$15.93.

Premium Paid Analysis

      Seidler reviewed the acquisition premiums paid on the 60 completed and reported public acquisitions with a transaction size of $50-$150 million during the prior 12 months through June, 2003. These premiums were derived from the ratio of the transaction value paid to the company’s stock price either 4 weeks or 1 week prior to the announcement of the transaction. Seidler determined that while the actual range of premiums paid was very wide, a range of premiums from 30%-60%, which included approximately 1/3 of the total number of transactions in the sample universe, was representative of the typical premium paid in an acquisition. Seidler applied this acquisition premium to Acre’s stock price including the average price for the prior 30 trading days and a recent price and determined a range of equity values of $12.50-$15.50.

Discounted Cash Flow Analysis

      Seidler performed discounted cash flow analyses for Acres using, in part, financial projections and guidance provided by our management. In performing its discounted cash flow analysis, Seidler made various assumptions and applied valuation parameters that it deemed appropriate.

      Utilizing these projections, Seidler calculated the theoretical discounted present value per share for Acres common stock by (1) adding together (a) the projected future stream of unlevered free cash flow through the fiscal year ending June 30, 2008, and (b) the projected continuing value of Acres, as a stand-alone entity, at the end of the fiscal year ending June 30, 2008 defined as the terminal value, and (2) subtracting the current net debt. The terminal value was calculated based on EBITDA multiples of 6.0x to 10.0x. The cash flow streams and the terminal values were then discounted to present values using a range of discount rates from 17.5% to 27.5%. Two growth rate scenarios were prepared, one at 5% growth and the other at 15% growth. The range of equity values derived from the 5% growth scenario was $5.75-$7.52 and from the 15% growth scenario was $7.96-$10.18.

      Seidler is a nationally recognized investment-banking firm. As part of its investment banking business, Seidler is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. The Special Committee retained Seidler based upon its experience and expertise. Pursuant to a letter agreement with Seidler dated May 27, 2003, we paid $100,000 to Seidler upon the delivery of its fairness opinion. We will also pay Seidler an additional $100,000 on or before September 30, 2003 whether or not the merger is completed. The letter agreement with Seidler also provides that we will reimburse Seidler for its reasonable out-of-pocket expenses incurred in connection with the merger and indemnify Seidler and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder. In the ordinary course of business, Seidler may trade Acres common stock for its own account and the accounts of its customers and, accordingly, at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

      In considering the recommendations of our board of directors regarding the merger, you should be aware that our directors and executive officers have interests in the merger in addition to their interests as Acres stockholders, as described below. In addition, as explained above, we will pay Seidler a fee and reimburse its reasonable expenses.

Employment Agreements with Floyd W. Glisson and Richard J. Schneider

      IGT required, as a condition to entering into the merger agreement, that Mr. Glisson enter into an amendment to his employment agreement, certain provisions of which become effective upon the closing of the merger.

      IGT required, as a condition to entering into the merger agreement, that Mr. Schneider enter into an employment agreement with Acres that becomes effective upon the closing of the merger.

      On June 9, 2003, the board of directors approved amendments to Mr. Glisson’s existing employment agreement that, effective July 1, 2003, increased his base salary from $300,000 to $325,000 per year; increased his target bonus from 60% to 66 2/3% of base salary and granted him six weeks of paid vacation per year (up from five weeks). The board of directors also accelerated the vesting of 150,000 shares of restricted common stock from June 30, 2003 to June 9, 2003. These amendments were approved by our board of directors independent of the merger discussions and are not dependent on the effectiveness of the merger.

      Pursuant to the amendment to Mr. Glisson’s employment agreement that will take effect if and when the merger becomes effective, Mr. Glisson has agreed to remain the Chief Executive Officer of the surviving company until the first anniversary of the merger. His base salary will remain $325,000 per year, but the time he will be required to work will decline incrementally over the term of the agreement to 25% in the last quarter of his employment. Provided he is still employed with Acres on the first anniversary of the effective date of the merger (or is earlier terminated other than for cause), he will receive his target bonus of 66 2/3% of base salary as a guaranteed bonus. Pursuant to the amended agreement, Mr. Glisson will be entitled to the remainder of his base salary plus his guaranteed bonus upon termination of his employment other than for cause. In addition, Mr. Glisson has agreed to defer his right to receive a termination payment of 1.6 times his base salary, which would become due to him under his original employment agreement if he were to terminate his employment for any reason after the merger, until the first anniversary of the merger (or any earlier termination of the amended employment agreement).

      Pursuant to his employment agreement, Mr. Schneider, who is currently our President and Chief Operating Officer, will continue as President and Chief Operating Officer of the surviving company in the merger. Mr. Schneider’s base salary will continue to be $200,000 per year, and he will be eligible to be paid an annual bonus in an amount up to a maximum of 200% of his base salary. The agreement commences on the effective date of the merger and runs for three years. Under certain circumstances, Mr. Schneider will be entitled to payment of six months’ salary in connection with termination of his employment. Mr. Schneider will receive an option to purchase 35,000 shares of IGT common stock at an exercise price equal to the closing price of IGT common stock on the effective date of the merger. The option grant will be governed by the provisions of IGT’s 2002 Stock Option Plan. One-fifth (1/5) of the option will vest on each of the first five anniversaries of the effective date. Our board of directors also granted Mr. Schneider a bonus of $40,000 payable if he is an employee of ours at the effective date of the merger.

Indemnification

      The surviving company’s articles of incorporation and bylaws will contain the same provisions with respect to indemnification and exculpation from liability as those currently in our articles of incorporation or bylaws as of the date of the merger agreement. For a period of six years, these provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect our current or former directors or officers. IGT has guaranteed the surviving company’s indemnification obligations. In addition, for a period of at least six years after the completion of the merger, our directors and officers will be provided an insurance and indemnification policy that provides coverage not less favorable than our existing directors and officers insurance policy, or, in certain circumstances, a policy affording the same protection as that maintained by IGT for its officers and directors.

Stock Options and Restricted Stock

      Each stock option held by our directors, officers and employees outstanding immediately prior to the closing of the merger that is vested or vests as a result of the merger, will be canceled in exchange for a payment, in cash, to the option holder equal to the product of (1) $11.50 less the option exercise price, multiplied by (2) the number of shares of Acres common stock subject to the stock option, less any applicable withholding tax. Each stock option outstanding immediately prior to the closing of the merger that is unvested and will not vest as a result of the merger will entitle the holder of such option to a conditional right to receive an amount in cash, within 30 days of the date such options would otherwise have been exercisable, equal to (1) $11.50 less the option exercise price, multiplied by (2) the number of shares of Acres common stock subject to the stock option, less any applicable withholding tax. The right of the holder of an unvested option to this amount is subject to the holder’s continuous employment by IGT or the surviving corporation through each applicable date that the unvested option was otherwise scheduled to become exercisable had the merger not occurred. However, if the holder of an unvested option is terminated other than for cause on or before the twelve month anniversary of the effective date of the merger, all of that holder’s options will be considered vested. If the holder of an unvested option is terminated other than for cause after the twelve month anniversary but on or before the eighteen month anniversary of the effective date of the merger, the holder’s options that would have vested on April 1, 2005 had the merger not occurred will be considered vested.

      Our option agreements with our directors require acceleration of vesting of all options held by the directors as a result of the merger. In connection with the merger, options which are vested or for which vesting will accelerate as a result of the merger held by our executive officers and directors will be canceled in exchange for a cash payment as follows:

				Number of Shares
	Number of Shares	Number of Shares		Subject to Options
	Subject to	Subject to Already		That Will
Executive Officer/Director	Options	Vested Options		Accelerate(1)	Cash Payment(2)

Floyd W. Glisson	142,500	142,500			$1,451,719
Richard J. Schneider	140,000	108,000	(3)		$912,745
Robert W. Brown	120,000	92,250	(4)	3,750	$506,137
Reed M. Alewel	100,000	100,000			$826,001
Patrick W. Cavanaugh	40,000	16,000	(3)		$139,200
David R. Willensky	12,500	7,500		5,000	$109,090
Roger B. Hammock	12,500	7,500		5,000	$105,341
Ronald G. Bennett	12,500	7,500		5,000	$109,090
Richard D. Furash	10,000	4,375		5,625	$71,875

All directors and executive officers as a group (9 persons)	590,000	485,625		24,375	$4,231,198

(1)	Pursuant to the relevant option agreements, vesting of these options will automatically accelerate as a result of the merger.

(2)	Determined for each individual executive officer and director as the product of (1) $11.50 less the option exercise price, multiplied by (2) the number of shares of Acres common stock subject to the stock option. In each case the amount is subject to any applicable withholding tax.

(3)	The unvested portion of the executive officer’s options will entitle him to the conditional right to receive an amount in cash, within 30 days of the date such options would otherwise have been exercisable, equal to (1) $11.50 less the option exercise price, multiplied by (2) the number of shares of Acres common stock subject to the stock option, less any applicable withholding tax.

(4)	Excludes 24,000 shares subject to vested options with an exercise price greater than $11.50 that will be canceled at the effective time of the merger.

     In connection with the merger, the vesting of 150,000 shares of Acres restricted stock held by Mr. Glisson will be accelerated and Mr. Glisson will receive an aggregate payment equal to $1,725,000 for those shares, less applicable withholding taxes.

Regulatory Matters

Antitrust

      The merger is subject to review by the United States Department of Justice (the “DOJ”) and the United States Federal Trade Commission (the “FTC”) to determine whether it complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) applicable to the merger, the merger may not be completed until a waiting period following completion of the required filings by IGT and Acres has expired or been terminated. The merger agreement provides that all waiting periods under the HSR Act must have expired or been terminated in order to complete the merger.

      The HSR Act waiting period will expire thirty days after the required filings by IGT and Acres unless the DOJ or FTC issues a formal request for additional information. IGT and Acres filed with the DOJ and FTC on July 24, 2003. If a request for additional information is issued to IGT or Acres, the HSR waiting period will expire thirty calendar days after both companies substantially comply with the request, unless the companies agree to extend the period further.

      At any time before or after the merger, the DOJ or the FTC could take action under the antitrust laws, including seeking to enjoin the merger or seeking divestiture of substantial assets of IGT or Acres or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

      We cannot assure that a challenge to the merger will not be made or that, if made, IGT and Acres would prevail or would not be required to accept certain conditions, including divestitures, to complete the merger.

Pursuant to the terms of the merger agreement, IGT is not obligated to divest or hold separate any of its or its subsidiaries’ assets or business.

Gaming Regulation

      We are subject to extensive gaming regulations. We hold registrations, approvals, gaming licenses or permits (where required) in each jurisdiction in which we conduct gaming activities. In each of these jurisdictions, regulatory requirements must be complied with in order for us to complete the merger. Generally, regulatory authorities have broad discretion in granting, renewing and revoking gaming licenses and granting approvals.

      The following is an abbreviated description of the gaming regulatory requirements applicable to the merger. In addition, we must comply with regulatory requirements in each jurisdiction in which we conduct gaming activities. There is a more detailed description of these requirements in our Annual Report on Form 10-K for the year ended June 30, 2002.

      The merger agreement does not obligate IGT to surrender, forfeit or terminate any gaming approval held by it or any of its subsidiaries to complete the merger.

      Nevada Gaming Regulations. The manufacturing and distribution of gaming devices and the ownership and operation of gaming machine routes in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board (collectively, the “Nevada Act”) and various local ordinances and regulations.

      Our operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the various county and city licensing agencies (collectively, the “Nevada Gaming Authorities”). The Nevada Act provides that control of a registered publicly traded corporation such as Acres cannot be acquired through a tender offer, merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover whatsoever without the prior approval of the Nevada Gaming Commission. IGT will seek the necessary approvals from the Nevada State Gaming Control Board and the Nevada Gaming Commission on behalf of IGT. The Nevada State Gaming Control Board reviews and investigates applications for such approval and makes recommendations on those applications to the Nevada Gaming Commission for final action. IGT is currently registered by the Nevada Gaming Commission as a publicly traded corporation and has been found suitable to own the shares of its subsidiaries that have been licensed in Nevada. Accordingly, IGT does not expect significant delays in obtaining the necessary approvals. However, these approvals may not be granted or may not be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

      In seeking approval to acquire control of Acres, IGT must satisfy the Nevada Gaming Commission as to a variety of stringent standards. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others,

•	the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities;

•	the adequacy of the proposed financing; and

•	whether the merger will create a significant risk that IGT, Acres or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

      The Nevada Gaming Commission and Nevada Gaming Control Board will also consider whether the acquisition of control of Acres and our registered and licensed subsidiaries is in the best interests of the State of Nevada under the multiple licensing criteria in the Nevada Act. Among other factors set forth in such multiple licensing criteria, they may consider whether there has been an adequate period of performance by IGT, whether IGT has sufficient key personnel so that there will not be a dilution of effective managerial capacity and control of existing operations, whether the acquisition would pose problems or create a monopoly, and what the result of the acquisition of control will be in respect of the percentage of interest of IGT and Acres to similarly situated competitors on a statewide, countrywide and geographical basis in the following categories: total number of slot machines operated, gross revenue, percentage tax, number of employees hired and total payroll.

      Following receipt of the necessary approvals of the Nevada Gaming Commission and completion of the merger, Acres will be registered by the Nevada Gaming Commission as an intermediary company of IGT. In addition, certain officers, directors and key employees of Acres at the time of completion of the merger who will be actively and directly involved in our gaming activities may also be required to be found suitable or licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, a finding of suitability or registration for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. All individuals required to file applications for findings of suitability as officers and directors of Acres at the time of completion of the merger have filed applications with the Nevada State Gaming Control Board and the Nevada Gaming Commission. These approvals may not be granted or granted within a timely manner.

Other Jurisdictions

      Additional jurisdictions will require prior approval of the merger by their appropriate regulatory authorities, and may require the licensing or finding of suitability of certain officers and directors of IGT in connection therewith. These additional jurisdictions requiring prior approval include Colorado, Louisiana, Michigan, Mississippi, Missouri, and Victoria, Australia. Each of these jurisdictions has broad discretion in determining whether such approval will be granted. There may be other jurisdictions that assert that their prior consent or approval is required before the merger can be completed, and we can give you no assurance that the above list of jurisdictions is comprehensive.

      In some jurisdictions, IGT and Acres will be required to file transactional waivers or information for review before the completion of the merger. The following jurisdictions may require notification, submission of information relating to corporate changes resulting from the merger and pre-filings of disclosure forms for new officers and directors: Arizona, California, Connecticut, Illinois, Indiana, New Jersey, New Mexico, Oregon and Wisconsin in the United States; some Native American Tribal jurisdictions; the Provinces of Eastern Cape, Gauteng and KwaZulu Natal, South Africa; and the States or Territories of New South Wales and the Northern Territory, Australia.

      Other gaming regulatory approvals may be required prior to the completion of the merger. The merger cannot take place until the necessary regulatory approvals have been received and any waiting periods required by law have expired. IGT and Acres have filed (or will promptly file) all of the required applications or notices necessary to complete the merger with each of the applicable regulatory authorities. Due to the number of jurisdictions in which we have secured either licenses, approvals and/or waivers, we may be required to submit additional information and obtain additional approvals prior to completing the merger. We cannot be sure whether or when such regulatory approvals will be obtained or that the regulatory approvals will be obtained without conditions that are detrimental to IGT or Acres.

Material Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the merger to our stockholders. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “tax code”), applicable Treasury regulations under the tax code, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The summary applies only to our stockholders who hold their shares of common stock as capital assets. It does not purport to be a description of all tax consequences that may be relevant to you based on your particular tax circumstances or to our stockholders that may be subject to special treatment under the United States federal income tax law (for example, non-U.S. holders, financial institutions, dealers or traders in securities, investors in pass-through entities, partnerships or other entities classified as partnerships for United States federal income tax purposes, tax-exempt organizations or qualified retirement plans, insurance companies, persons holding our shares of common stock as part of a straddle, constructive sale, conversion transaction or other risk management transaction, certain former citizens or residents of the United States, and persons who received their shares of common stock through the exercise or conversion of employee stock options or other compensation arrangements). Furthermore, the summary does not address alternative minimum taxes or any tax consequences under the laws of any state, local or foreign jurisdiction.

      The receipt of cash by you in exchange for your shares of common stock pursuant to the merger (including cash received pursuant to the exercise of dissenters’ rights) will be a taxable transaction for United States federal income tax purposes. Generally, you will recognize capital gain or loss equal to the difference between (1) the amount of cash you receive and (2) your adjusted tax basis in the shares of common stock you surrender. Such capital gain or loss will be a long-term capital gain or loss if, at the effective time of the merger, you held your shares of common stock for more than one year. Long-term capital gains of non-corporate taxpayers generally are taxed at lower rates than those applicable to ordinary income. The amount and character as short-term or long-term capital gain or loss will be computed separately for each block of shares of common stock (i.e., shares acquired at the same cost in a single transaction) surrendered in the merger. The deductibility of capital losses is subject to limitations.

      Backup withholding (i.e., withholding of a portion of the merger consideration) generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

      Tax matters are very complicated, and the tax consequences of the merger to you will depend on your own particular circumstances. Accordingly, you are strongly urged to consult with your own tax advisor regarding the United States federal tax consequences of the merger in light of your own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Dissenters’ Rights

      As an owner of Acres common stock, you have the right to dissent from this merger and obtain cash payment for the “fair value” of your shares, as determined in accordance with the Nevada Revised Statutes (“NRS”). Below is a description of the steps you must take if you wish to exercise dissenters’ rights with respect to the merger under NRS Sections 92A.300 to 92A.500, the Nevada dissenters’ rights statute. The text of the statute is set forth in Appendix D. This description is not intended to be complete. If you are considering exercising your dissenters’ rights, you should review NRS Sections 92A.300 to 92A.500 carefully, particularly the steps required to perfect dissenters’ rights. Failure to take any one of the required steps may result in termination of your dissenters’ rights under Nevada law. If you are considering dissenting, you should consult with your own legal advisor.

      To exercise your right to dissent, you must:

•	before the effective date of the merger, deliver written notice to us at Acres Gaming Incorporated, 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119, Attn: Corporate Secretary, stating that you intend to demand payment for your shares if the merger is completed; and

•	not vote your shares in favor of the merger, either by proxy or in person.

      If you satisfy those conditions, we will send you a written dissenter’s notice within 10 days after the merger is effective. This dissenter’s notice will:

•	specify where you should send your payment demand and where and when you must deposit your stock certificates, if any;

•	inform holders of uncertificated shares to what extent the transfer of their shares will be restricted after their payment demand is received;

•	supply a form of payment demand that includes the date the merger was first publicly announced and the date by which you must have acquired beneficial ownership of your shares in order to dissent;

•	set a date by when we must receive the payment demand, which may not be less than 30 or more than 60 days after the date the dissenters’ notice is delivered; and

•	provide you a copy of Nevada’s dissenters’ rights statute.

      After you have received a dissenter’s notice, if you still wish to exercise your dissenters’ rights, you must:

•	demand payment either through the delivery of the payment demand form to be provided or other comparable means;

•	certify whether you have acquired beneficial ownership of the shares before the date set forth in the dissenter’s notice; and

•	deposit your certificates, if any, in accordance with the terms of the dissenter’s notice.

Your rights as a stockholder will continue until those rights are canceled or modified by the completion of the merger.

      Failure to demand payment in the proper form or deposit your certificates as described in the dissenter’s notice will terminate your right to receive payment for your shares pursuant to Nevada’s dissenters’ rights statute.

      Within 30 days after receiving your properly executed payment demand, we will pay you what we determine to be the fair value of your shares, plus accrued interest (computed from the effective date of the merger until the date of payment). The payment will be accompanied by:

•	our balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how we estimated the fair value of the shares and how the interest was calculated;

•	information regarding your right to challenge the estimated fair value; and

•	a copy of Nevada’s dissenters’ rights statute.

      We may elect to withhold payment from you if you became the beneficial owner of the shares on or after the date set forth in the dissenter’s notice. If we withhold payment, after the consummation of the merger, we will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to you in full satisfaction of your demand. The offer will contain a statement of our estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters’ rights to demand payment under NRS Section 92A.480.

      If you believe that the amount we pay in exchange for your dissenting shares is less than the fair value of your shares or that the interest is not correctly determined, you can demand payment of the difference between your estimate and ours. You must make such demand within 30 days after we have made or offered payment; otherwise, your right to challenge our calculation of fair value terminates.

      If there is still disagreement about the fair market value within 60 days after we receive your demand, we will petition the District Court of Clark County, Nevada to determine the fair value of the shares and the accrued interest. If we do not commence such legal action within the 60-day period, we will have to pay the amount demanded for all unsettled demands. All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

•	the amount of the fair value of the shares, plus interest, in excess of the amount we paid; or

•	the fair value, plus accrued interest, of the after-acquired shares for which we withheld payment.

      We will pay the costs and expenses of the court proceeding, unless the court finds the dissenters acted arbitrarily, vexatiously or in bad faith, in which case the costs will be equitably distributed. Attorney fees will be divided as the court considers equitable.

      Failure to follow the steps required by NRS Sections 92A.400 through 92A.480 for perfecting dissenters’ rights may result in the loss of such rights. If dissenters’ rights are not perfected, you will be entitled to receive the consideration receivable with respect to such shares in accordance with the merger agreement. In view of the complexity of the provisions of Nevada’s dissenters’ rights statute, if you are considering objecting to the merger you should consult your own legal advisor.

Stockholder Lawsuit

      A putative class action lawsuit has been filed in Clark County, Nevada District Court against us and our directors, entitled Paul Miller v. Acres Gaming Incorporated, et al., Case No. A470016. The complaint alleges that our directors breached their fiduciary duties to our stockholders in connection with the approval of the merger and seeks to enjoin and/or void the merger agreement among other forms of relief. We believe that the plaintiff’s claims are without merit.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

      This section describes the material provisions of the merger agreement, the legal document that governs the merger, and the voting agreement. The full text of the merger agreement is attached as Appendix A and the voting agreement attached as Appendix C, each of which is incorporated into this proxy statement. We urge you to read the agreements carefully in their entirety.

Form of the Merger

      Pursuant to the merger agreement, at the effective time of the merger, NWAC Corp. will merge with and into Acres under Nevada law. As a result of the merger, the separate corporate existence of NWAC Corp. will cease and Acres, as the surviving corporation in the merger, will continue its existence as a wholly-owned subsidiary of IGT and will continue under the name of Acres Gaming Incorporated. As a result of the merger, all of the properties, assets, rights, privileges, immunities and powers of Acres and NWAC Corp. will vest in the surviving corporation, and all liabilities, obligations and penalties of Acres and NWAC Corp. will become the liabilities, obligations and penalties of the surviving corporation. At the effective time of the merger, each of the directors of Acres will resign and the directors of NWAC Corp. will be the directors of the surviving corporation. In addition, the officers of Acres immediately before the effective time of the merger will be the initial officers of the surviving corporation.

Consideration to be Paid to Our Stockholders

      At the effective time of the merger, each share of Acres common stock then outstanding (other than shares of Acres common stock owned by Acres or any of its subsidiaries, or IGT, NWAC Corp. or any of their subsidiaries, or by stockholders who have properly demanded and perfected their statutory dissenters’ appraisal rights) will be converted into the right to receive $11.50 cash, without interest.

Closing and Effective Time

      The merger will close on a date specified by Acres and IGT that will be a date no later than the second business day after satisfaction or waiver of the closing conditions, unless otherwise agreed to by the parties. As soon as practicable on or after the day the merger closes, Acres and IGT will file articles of merger and all other filings required by Nevada law with the Secretary of State of Nevada in the form required by Nevada law. The merger will become effective when the filings are made with the Secretary of State of Nevada or such other time as agreed by IGT and Acres and specified in the filings.

Exchange Procedures

•	As of the effective time of the merger, each certificate previously representing shares of Acres common stock will represent only the right to receive the merger consideration upon the surrender of the certificate and the holder of the certificate will not have any additional rights with respect to the shares of Acres common stock.

•	Promptly, after the effective time of the merger, an exchange agent designated by IGT and reasonably acceptable to us will mail to each of our stockholders that was a stockholder of record immediately prior to the effective time (other than holders of excluded shares of common stock) (1) a letter of transmittal (including a substitute Form W-9) and (2) instructions for surrendering certificates in exchange for the merger consideration. Stockholders should not return your Acres common stock certificates with the enclosed proxy and should not forward those certificates to the exchange agent or IGT unless and until they receive a letter of transmittal following the effective time of the merger.

•	Upon the proper surrender of a certificate to the exchange agent, together with a properly completed and duly executed letter of transmittal, the holder of the certificate will be entitled to receive in exchange for the certificate a check in an amount equal to the product of the merger consideration and the number of shares of Acres common stock represented by the certificate surrendered, less any required tax withholding. The surrendered certificate will be canceled. No interest will be paid or accrue on the merger consideration.

•	In the event of a transfer of ownership of any shares of Acres common stock not registered in our transfer records, a check for the merger consideration may be issued to a person other than the person whose name is on the certificate, if the certificate representing the Acres common stock, accompanied by all documents required to evidence and effect the transfer, is delivered to the exchange agent properly endorsed with signature guarantee and the person requesting the payment pays any applicable transfer or other taxes.

•	If any certificate has not been surrendered one year after the effective time of the merger, IGT may direct the exchange agent to deliver to IGT the funds that would have been paid upon the surrender of the certificates. After this time, the holders of Acres common stock that are entitled to surrender their certificates for the merger consideration but have not done so, will have only the rights of a general creditor of IGT for the cash payable upon the surrender of the certificate.

Treatment of Options and Warrants

      Each stock option outstanding immediately prior to the closing of the merger that is vested or vests as a result of the merger will be canceled in exchange for a payment, in cash, to the option holder equal to the product of (1) $11.50 less the option exercise price, multiplied by (2) the number of shares of Acres common stock subject to the stock option, less any applicable withholding tax. Each stock option outstanding immediately prior to the closing of the merger that is unvested and will not vest as a result of the merger will entitle the holder of such option to a conditional right to receive an amount in cash, within 30 days of the date such options would otherwise have been exercisable, equal to (1) $11.50 less the option exercise price, multiplied by (2) the number of shares of Acres common stock subject to the stock option, less any applicable withholding tax. The right of the holder of an unvested option to this amount is subject to the holder’s continuous employment by IGT or the surviving corporation through each applicable date that the unvested option was otherwise scheduled to become exercisable had the merger not occurred. However, if the holder of an unvested option is terminated other than for cause on or before the twelve month anniversary of the effective date of the merger, all of the that holder’s options will be considered vested. If the holder of an unvested option is terminated other than for cause after the twelve month anniversary but on or before the eighteen month anniversary of the effective date of the merger, the holder’s options that would have vested on April 1, 2005 had the merger not occurred will be considered vested.

      Under the merger agreement, we are required to provide notice of the proposed transaction to all holders of outstanding warrants to purchase our common stock pursuant to the terms of the holders’ individual warrant agreements. Each warrant may be exercised for shares of our common stock according to its terms prior to the merger. All outstanding warrants will terminate at 5:00 p.m. Eastern time on the day immediately prior to the effective time of the merger.

Representations and Warranties

      The merger agreement contains representations, warranties, and agreements of Acres, IGT and NWAC Corp., including representations and warranties regarding their due organization, good standing, authority to enter into the merger agreement and consummate the merger and compliance with gaming laws and regulations. We also made additional representations and warranties relating to:

•	capital structure

•	ownership of subsidiaries and other equity interest

•	authorization, execution, delivery and performance and the enforceability of the merger agreement

•	absence of conflicts with, or violations of, organization documents or other obligations as a result of the merger agreement

•	timely filing and accuracy of documents filed with the SEC

•	truthfulness of information included or incorporated into this document

•	absence of certain changes or events in our business since July 1, 2002

•	absence of pending or threatened litigation

•	absence of agreements with brokers or finders other than Seidler

•	necessary vote of our stockholders to approve the merger

•	good and marketable title to and valid leasehold interest in our material properties

•	taxes, benefit plans and ERISA

•	compliance with applicable laws and permits

•	absence of accelerated parachute payments to employees triggered by the merger

•	environmental liabilities and compliance with environmental laws

•	material contacts and debt instruments

•	ownership of and licenses to intellectual property and absence of infringement

•	compliance with the Sarbanes-Oxley Act of 2002

•	transactions with insiders

•	absence of non-competition restrictions on the operation of our business

•	receipt of the Seidler fairness opinion

•	execution of an amendment to our Chief Executive Officer’s employment agreement and an employment agreement with our President and Chief Operating Officer.

      Additionally, IGT and NWAC Corp. made representations and warranties regarding the information to be supplied for inclusion in this proxy statement, the authorization, execution, delivery and performance and the enforceability of the merger agreement, absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger agreement, the absence of a broker, the absence of the necessity of a vote of its stockholders, the operation of NWAC Corp. pending the merger, and the possession of sufficient funds by IGT as of the closing date to complete the merger.

Covenants

Conduct of the Business Pending the Merger

      We have agreed that during the period from June 29, 2003 to the effective time of the merger, or termination of the merger agreement, except as expressly permitted by the merger agreement or approved in writing by IGT, we will and will cause each of our subsidiaries to:

•	carry on our business in the usual, regular and ordinary course consistent with the manner as conducted prior to the execution of the merger agreement and in compliance in all material respects with all applicable laws and regulations;

•	use commercially reasonable efforts to preserve intact our current business organizations; and

•	maintain the services of our current officers and employees and preserve our relationships with customers, suppliers and others with which we have business dealings.

      With some exceptions and, except as contemplated by the merger agreement, we have also agreed that during this period, unless we have the prior written consent of IGT, we will not and will not allow any of our subsidiaries to:

•	declare, set aside or pay dividends or make any other distributions in respect of our capital stock;

•	split, combine or reclassify any shares of our capital stock or purchase, redeem or otherwise acquire any shares of our capital stock;

•	issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge, or other encumbrance or authorization of any shares of our capital stock or any securities convertible into or any rights, warrants or options to acquire any of our capital stock;

•	amend, waive or otherwise modify the terms of any rights, warrants or options to acquire any shares of our capital stock or accelerate vesting of any of the stock options or warrants;

•	amend our articles of incorporation or bylaws or alter the corporate structure or ownership of any of our material subsidiaries;

•	acquire or agree to acquire (1) by merging or consolidating with, or purchasing a substantial portion of the assets of, any business, or (2) any assets with a fair market value in excess of $100,000, other than purchases of inventory, fixtures, furniture, supplies and equipment in the ordinary course of business consistent with past practice;

•	commence or agree to commence the operation or development of a casino or other gaming operations of any nature;

•	mortgage or otherwise encumber or sell, lease, exchange or otherwise dispose of any of our properties or assets;

•	incur any indebtedness for borrowed money, guarantee any indebtedness or debt securities of another person or issue or sell any debt securities or warrants or other rights to acquire any of our debt securities;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	make or agree to make any new capital expenditures which individually exceed $500,000 per fiscal quarter;

•	make or rescind any express or deemed election relating to material taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes, or change any of our methods of reporting income or deductions for federal income tax purposes from those used in preparing our federal income tax return for the year ending June 30, 2002;

•	pay, discharge or satisfy any claims, liabilities or obligations except in the ordinary course of business or as reflected or reserved against in our reported financial statements, which in the case of settling outstanding litigation, such payments cannot exceed $250,000 in the aggregate;

•	increase the compensation payable to any of our directors, officers or employees other than usual and customary increases to employees who are not officers;

•	pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other material employee benefit not provided for by any existing pension plan, benefit plan or employment agreement described in our documents filed with the SEC prior to June 29, 2003 and publicly available;

•	establish, adopt or commit to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other material employee benefit plan, agreement or arrangement, or amend or modify or increase the benefits under or take any action to accelerate the rights or benefits under any employee benefit plan, agreement or arrangement;

•	enter into any severance or employment agreement with or for the benefit of any person;

•	increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

•	modify, or amend in any material respect, or renew, fail to renew or terminate, any material contract or agreement to which we or one of our subsidiaries is a party or waive, release or assign any material rights or claims;

•	change our fiscal year;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Acres;

•	enter into any collective bargaining agreement;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding directly or indirectly with any of our affiliates other than under agreements existing on the date of the merger agreement and disclosed to IGT;

•	enter into any agreement that contains non-competition provisions or amend our employment agreements with our Chief Executive Officer or our President and Chief Operating Officer; and

•	authorize any of, or commit or agree to take any of, the foregoing actions.

No Inconsistent Activities

      Except as described below in this section, we have agreed that neither we nor our subsidiaries will directly or indirectly through another person:

•	solicit or initiate, or encourage the submission of, any proposal for a merger, consolidation, purchase of assets, tender offer or other business combination involving Acres or any of our subsidiaries or any proposal to acquire a substantial equity interest in our voting securities or those of our subsidiaries or a substantial portion of our assets or those of our subsidiaries (collectively, a “takeover proposal”); or

•	participate in discussions or negotiations regarding, or furnish any information to a person with respect to, or otherwise facilitate, any inquiry or proposal that may reasonably be expected to lead to any takeover proposal.

      The above limitation does not prevent our board of directors from taking any non-appealable, final action ordered to be taken by a court of competent jurisdiction.

      However, our board of directors may furnish information to, or discuss or negotiate with, any person that makes an unsolicited bona fide takeover proposal, if the following conditions are satisfied:

•	the person must enter into a confidentiality agreement on terms in form and substance similar to the confidentiality agreement between us and IGT;

•	our board of directors determines in good faith after consultation with legal counsel, that the failure to furnish information or engage in discussions or negotiations regarding the takeover proposal would be inconsistent with its fiduciary duties to the holders of Acres common stock; and

•	our board of directors determines in good faith after consultation with financial and legal advisors, that furnishing information or engaging in discussions or negotiations regarding the takeover proposal would reasonably likely lead to a transaction that would provide greater value to our stockholders than the merger (referred to as a “superior proposal”) and that the party making the proposal has demonstrated the funds necessary to complete it are reasonably likely to be available.

      If we receive any offers or proposals from any person with respect to any takeover proposal, within 24 hours, we must notify IGT of the details of that takeover proposal, including the terms and conditions of the takeover proposal, the identity of the person or entity making it and all other information reasonably requested by IGT, and we will keep IGT informed of the status of the proposal.

Gaming Approvals

      Acres and IGT agreed to promptly prepare and file all necessary documentation in order to obtain as promptly as possible all necessary gaming approvals and to comply with the terms and conditions of the gaming approvals. We have cooperated with regulatory authorities in connection with their review of these applications and other filings.

      If any person who owns capital stock or other interests in Acres (1) is denied gaming approval, disqualified from eligibility for a gaming approval or found unsuitable by a governmental entity prior to the closing date of the merger, (2) whose continued involvement with us may, in IGT’s reasonable opinion after consultation with counsel, have a material adverse effect on the likelihood that a governmental entity will issue a gaming approval, or (3) is expressly precluded from having a continuing interest in us, the surviving corporation or IGT as a condition to the issuance or continued validity of any gaming approval granted by a governmental entity, we will use our best efforts to:

•	cause such person to immediately and permanently resign from any position with us;

•	dispose of all of such person’s securities or other ownership interests in us if required to do so by any governmental entity as a condition receipt of any gaming approval; and

•	cause such person to cooperate with us, IGT and the surviving corporation in our efforts to obtain and retain gaming approval.

Access to Information; Confidentiality

      Until the effective time of the merger, we have agreed to give and to cause our subsidiaries to give IGT and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours to all of our properties, books, contracts, commitments, personnel and records. Additionally, during this period, we will furnish promptly to IGT:

•	a copy of each report, schedule, registration statement and other document filed by us during the period pursuant to the requirements of any federal or state securities laws; and

•	all other information concerning our business, properties and personnel that IGT reasonably requests.

Except as required by law, Acres and IGT have agreed to treat any confidential information of the other party in accordance with the confidentiality agreement between IGT and Acres and to cause their respective officers, employees, accountants, counsel, financial advisers and other representatives to do the same.

Reasonable Efforts

      Acres and IGT each agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement. For example, we each agreed to:

•	make all necessary applications, registrations and filings, including filings with governmental entities;

•	obtain all necessary actions or nonactions, licenses, consents, approvals or waivers from governmental entities and other third parties;

•	execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•	defend any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated under it.

      Notwithstanding these agreements, IGT is not obligated to take any actions in connection with any competition laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which would require IGT to agree to, or proffer to, divest or hold separate any assets or any portion of any business of IGT or the surviving company in the merger.

Takeover Statutes and Inconsistent Actions

      If any anti-takeover statute or regulation enacted under any state or federal law becomes applicable to the merger or a related transaction, our board of directors must grant approvals, take all actions within its authority and use all commercially reasonable efforts to eliminate the effects of any such statute or regulation so that the merger or related transaction may be consummated as promptly as practicable.

      Under the merger agreement, we may not adopt, effect or implement any “shareholders’ rights plan,” “poison pill” or similar arrangement.

Employee Benefits

      After the closing of the merger, IGT has agreed to, or cause the surviving company in the merger to, provide our employees with all employee benefit plans as are provided by IGT and its subsidiaries to their own employees who are similarly situated. IGT’s agreement does not constitute any commitment, contract, understanding, undertaking, guarantee (express or implied) by IGT to continue the employment of any of our employees for any period of time or on any terms except as determined by the surviving company in the merger.

Indemnification

      The surviving company’s articles of incorporation and bylaws will contain the same provisions with respect to indemnification and exculpation from liability as those currently in our articles of incorporation or bylaws as of the date of the merger agreement. For a period of six years, these provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect our current or former directors or officers. IGT also guarantees the surviving company’s obligations to indemnify and provide insurance for individuals identified in the merger agreement to the fullest extent permitted by applicable law for a period of at least six years after the completion of the merger.

      For a period of at least six years after the completion of the merger, IGT will also provide our directors and officers with an insurance and indemnification policy that provides coverage not less favorable than our existing directors and officers insurance policy, or, in certain circumstances, a policy affording the same protection as that maintained by IGT for its officers and directors.

Conditions to the Merger

     Mutual Conditions

      Each of IGT’s and our obligation to complete the merger is subject to the satisfaction or waiver on or prior to the closing date of a number of conditions including the following:

•	the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Acres common stock;

•	the absence of an injunction, order, or other legal restraint prohibiting consummation of the merger, or any pending or threatened governmental action or proceeding seeking to enjoin or challenge the merger; and

•	the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Act.

Conditions to IGT’s Obligation to Effect the Merger

      IGT’s obligation to effect the merger is also subject to the following additional conditions:

•	our representations and warranties that are qualified as to materiality must be true and correct in all respects as if made on the closing date and all of our representations and warranties not qualified as to materiality must be true and correct in all material respects as if made on the closing date;

•	our performance and compliance in all material respects with all of our agreements and covenants required by the merger agreement;

•	the receipt of all licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders required to be made or obtained by IGT or us from all governmental entities and third parties in connection with the merger that would materially adversely affect the consummation of the merger or would have a material adverse effect on the continuation of the operations of our business or the business of the surviving corporation following the effective time of the merger;

•	the absence of any material adverse change in our business or prospects; and

•	our employment agreements with Floyd W. Glisson and Richard J. Schneider must be in full force and effect at the effective time of the merger and may not have been amended after the date of the merger agreement without IGT’s written approval.

Conditions to Our Obligation to Effect the Merger

      Our obligation to effect the merger is also subject to the following conditions:

•	IGT’s representations and warranties that are qualified as to materiality must be true and correct in all respects as if made on the closing date and all of its representations and warranties not qualified as to materiality must be true and correct in all material respects as if made on the closing date;

•	IGT’s performance and compliance in all material respects with all of its agreements and covenants required by the merger agreement; and

•	the receipt of all licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders required to be made or obtained by us from all governmental entities in connection with the merger.

Termination Rights

      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by our stockholders, as follows:

•	by mutual written consent after approval of our and IGT’s board of directors;

•	unless IGT is in material breach of any representation, warranty, covenant or agreement in the merger agreement, by IGT if we materially breach any of our representations, warranties, covenants or agreements in the merger agreement or if any of our representations or warranties become untrue, and the nature of the breach or untruth would render the conditions to IGT’s obligations to consummate the merger incapable of satisfaction by December 31, 2003;

•	unless we are in material breach of any representation, warranty, covenant or agreement in the merger agreement, by us if IGT materially breaches any of its representations, warranties, covenants or agreements in the merger agreement or if any representation or warranty of IGT becomes untrue, and the nature of the breach or untruth would render the conditions to our obligations to consummate the merger incapable of satisfaction by December 31, 2003;

•	by either IGT or us if any governmental entity shall have issued an order, decree or ruling, or taken any other action, permanently enjoining, restraining or otherwise prohibiting the completion of the merger, and the order, decree, ruling or other action shall have become final and nonappealable;

•	by either IGT or us if the merger does not occur by December 31, 2003, unless the merger does not occur due to a breach of a covenant, or a material breach of a representation or warranty in the merger agreement by the party seeking to terminate;

•	by either IGT or us if any approval of our stockholders required for completion of the merger is not obtained by reason of the failure to obtain the required vote at a duly held meeting of our stockholders or at any adjournment or postponement of such meeting;

•	by IGT if our board (1) withdraws or modifies adversely its recommendation of the merger following the receipt by us of a takeover proposal, (2) recommends a takeover proposal to our stockholders, or (3) fails to call or hold the special stockholders’ meeting (to vote on the merger agreement with IGT) following our receipt of a takeover proposal; and

•	by us, if after receipt of a superior proposal (as defined in the “No Inconsistent Activities” section above), our board determines in good faith, after consultation with financial and legal advisors, that the failure to terminate the merger agreement and accept the superior proposal would be inconsistent with the proper exercise of its fiduciary duties; except that before we may terminate the merger agreement, we must (1) give IGT notice of the proposed termination, (2) allow IGT, in IGT’s sole discretion, the right within five business days of IGT’s receipt of our notice to amend the merger agreement to make the terms substantially similar or superior to the superior proposal and (3) negotiate in good faith with IGT regarding any amendment of the merger agreement. We may terminate the merger agreement if we do not reach an agreement with IGT to amend the merger agreement with IGT within ten days of commencing negotiations with IGT.

      The termination of the merger agreement does not, however, terminate certain obligations under the merger agreement, including the parties’ holding information confidential, paying any required termination fees, and consulting with one another before issuing any press releases or public statements with respect to the merger.

Fees and Expenses

      Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated in the merger agreement will be paid by the party incurring those expenses.

Termination Fee

      We must pay IGT $3.9 million in the event of the termination of the merger agreement under any of the following circumstances:

•	we terminated the merger agreement because we received a superior proposal;

•	IGT terminated the merger agreement because our board withdrew or adversely modified its recommendation to our stockholders following our receipt of a takeover proposal, recommended a takeover proposal to our stockholders or failed to call or hold the special stockholders’ meeting (to vote on the merger agreement with IGT) following our receipt of a takeover proposal; or

•	IGT terminated the merger agreement because we willfully and materially breached our covenant not to solicit, initiate, encourage or participate in discussions or negotiations regarding a takeover proposal; or

•	(1) a takeover proposal is made before our special stockholders’ meeting, (2) our stockholders did not approve the merger agreement, and (3) within nine months after the termination of the merger agreement we enter into an agreement for, and, within twelve months after the termination of the merger agreement, complete, a transaction with the party making a takeover proposal.

      IGT must pay us a termination fee of $3.9 million if we terminate the merger agreement because IGT is in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement or IGT terminates the merger agreement while in material breach. The payment by IGT of a termination fee is our exclusive remedy against IGT if the merger agreement is terminated by us.

Amendment; Waiver

      The merger agreement may be amended in writing by agreement of Acres, IGT and NWAC Corp. at any time, except that after adoption of the merger agreement by our stockholders, no amendment may be made that by law would require further approval of the stockholders unless that approval is obtained. At any time prior to the effective time of the merger, any party to the merger agreement may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties or, subject to the amendment provisions, waive compliance with any of the agreements or conditions contained in the merger agreement.

Voting Agreement

      Contemporaneously with the execution of the merger agreement, in order to induce IGT to enter into the merger agreement, Floyd W. Glisson entered into a voting agreement with IGT. Under the voting agreement, Mr. Glisson agreed to vote all of the Acres common stock he owns or controls in favor of the merger. Additionally, he has agreed not to pledge or otherwise dispose of any of the Acres common stock he owns.

      Mr. Glisson owns approximately 4.9% of our common stock. The voting agreement terminates upon termination of the merger agreement by us because of a superior proposal.

MARKET PRICE OF ACRES COMMON STOCK

      Our common stock trades on the Nasdaq SmallCap Market under the symbol AGAM. The following table sets forth the high and low sales price of Acres common stock on the Nasdaq composite tape:

	2001

	HIGH	LOW

First Calendar Quarter	6.75	1.50
Second Calendar Quarter	7.25	4.30
Third Calendar Quarter	5.27	2.10
Fourth Calendar Quarter	5.98	2.20

	2002

	HIGH	LOW

First Calendar Quarter	5.85	2.98
Second Calendar Quarter	5.74	4.13
Third Calendar Quarter	6.25	3.50
Fourth Calendar Quarter	6.20	4.97

	2003

	HIGH	LOW

First Calendar Quarter	7.88	5.03
Second Calendar Quarter	11.66	7.29
Third Calendar Quarter(1)	11.24	11.15

(1)	July 1, 2003 through August 11, 2003

     On June 27, 2003, the last trading day before the execution of the merger agreement was publicly announced, the closing sales price per share of Acres common stock reported on the Nasdaq SmallCap Market was $11.20. Stockholders are urged to obtain current information with respect to the market price of the Acres common stock. As of August 11, 2003, the record date for the special stockholders meeting, there were 3,853 owners of record of Acres common stock.

      We did not pay dividends in fiscal years 2002 or 2003 and do not anticipate paying dividends in the foreseeable future.

BENEFICIAL OWNERSHIP OF ACRES COMMON STOCK

      The following table sets forth information as of August 11, 2003 (except as otherwise indicated) regarding the beneficial ownership of shares of our common stock by each of our directors and each of our executive officers, all of our directors and executive officers as a group, and, to our knowledge, each of our stockholders who owns more than 5% of our common stock.

	Number of Shares		Percent of
Beneficial Owner	Beneficially Owned(1)		Outstanding(2)

Directors and Executive Officers
Floyd W. Glisson	523,500	(3)	4.9%
Robert W. Brown	118,250	(4)	1.1%
Richard J. Schneider	108,000	(5)	1.0%
Reed M. Alewel	104,509	(6)	*
David R. Willensky	19,800	(7)	*
Roger B. Hammock	17,700	(8)	*
Patrick W. Cavanaugh	16,000	(9)	*
Ronald G. Bennett	7,500	(10)	*
Richard D. Furash	4,375	(11)	*
All directors and executive officers as a group (9 persons)	919,634	(12)	8.3%

Principal Stockholders
Delta Partners LLC
One Financial Center, Suite 1600
Boston, MA 02111	705,200	(13)	6.7%
Reid S. Walker and G. Stacy Smith
300 Crescent Court, Suite 880
Dallas, Texas 75201	690,700	(14)	6.6%

*	Less than 1%.

(1)	“Beneficial Ownership” is defined pursuant to Rule 13d-3 of the Exchange Act, and generally means any person who directly or indirectly has or shares voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including, but not limited to, any right to acquire such security through the exercise of any option or warrant or through the conversion of a security. Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.

(2)	Based on 10,526,186 shares outstanding at August 11, 2003. Any securities not outstanding that are subject to options or warrants held by a person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3)	Includes 81,000 shares owned jointly with Mr. Glisson’s wife as trustees of the Glisson Family Trust, with respect to which Mr. Glisson has shared voting and shared dispositive powers, 150,000 shares of restricted stock and 142,500 shares subject to options exercisable within 60 days of August 11, 2003.

(4)	Includes 2,000 shares Mr. Brown holds as trustee for the benefit of his minor children, with respect to which he has sole voting and dispositive powers, and 116,250 shares subject to options exercisable within 60 days of August 11, 2003.

(5)	Includes 108,000 shares subject to options exercisable within 60 days of August 11, 2003.

(6)	Includes 2,000 shares owned jointly with Mr. Alewel’s wife and 339 shares held as trustee for the benefit of his minor children, with respect to which Mr. Alewel has shared voting and shared dispositive powers. Also includes 620 shares held by Mr. Alewel’s wife with respect to which he has no voting or dispositive powers. Includes 100,000 shares subject to options exercisable within 60 days of August 11, 2003.

(7)	Includes 300 shares held by Mr. Willensky’s wife with respect to which he has no voting or dispositive powers and 7,500 shares subject to options exercisable within 60 days of August 11, 2003.

(8)	Includes 4,000 shares owned jointly with Mr. Hammock’s wife with respect to which Mr. Hammock has shared voting and shared dispositive powers and 700 shares held as trustee for the benefit of his children. Also includes 7,500 shares subject to options exercisable within 60 days of August 11, 2003.

(9)	Includes 16,000 shares subject to options exercisable within 60 days of August 11, 2003.

(10)	Includes 7,500 shares subject to options exercisable within 60 days of August 11, 2003.

(11)	Includes 4,375 shares subject to options exercisable within 60 days of August 11, 2003.

(12)	Includes 512,750 shares subject to options exercisable within 60 days of August 11, 2003.

(13)	Based solely on a Schedule 13G/ A filed with the Securities and Exchange Commission on January 29, 2003, reporting information as of December 31, 2002

(14)	Based solely on a Schedule 13G/ A filed with the Securities and Exchange Commission on February 14, 2003, reporting information as of February 12, 2003.

WHERE YOU CAN FIND MORE INFORMATION

      Acres is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be obtained upon payment of prescribed fees at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding the companies, including Interlinq, that file electronically with the SEC.

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

      This document, and documents to which we refer you in this document, contain forward-looking statements about, among other things, Acres, IGT and our expectations or beliefs concerning future events or future results of operations. These statements are typically identified by terms indicating future expectation such as “anticipates,” “believes,” “expects,” “estimates,” “intends” and similar expressions. These forward-looking statements are subject to numerous risks and uncertainties and many factors could cause actual results and events to differ significantly from those discussed in forward-looking statements.

      All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. They are necessarily speculative statements, and unforeseen factors, such as competitive pressures, changes in regulatory structure, failure to gain the approval of regulatory authorities, and changes in customer acceptance of gaming could cause results to differ materially from any that may be expected. Forward-looking statements are made in the context of information available as of the date stated. We do not undertake any obligation to update or revise the statements to reflect new circumstances or unanticipated events as they occur.

OTHER BUSINESS AND STOCKHOLDER PROPOSALS

      At the date of this proxy statement, we know of no other business that may properly come before the special meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

      If the merger is consummated, we do not intend to hold an annual meeting of our stockholders. If the merger agreement is terminated, we will hold an annual meeting of our stockholders and will announce the date by which stockholder proposals must be submitted in order to be considered timely submitted in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

By Order of Board of Directors,

Floyd W. Glisson
Chairman and Chief Executive Officer

APPENDIX A

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2003, among International Game Technology, a Nevada corporation (“Parent”), NWAC Corp., a Nevada corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Acres Gaming Incorporated, a Nevada corporation (the “Company”).

BACKGROUND

      A.            The respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), whereby each issued and outstanding share of common stock of the Company, $.01 par value per share (the “Company Common Stock”), other than shares to be cancelled in accordance with Section 2.1(b), will be converted into the right to receive the Merger Consideration (as defined below).

      B.            The Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock (the “Stockholder Approval”).

      C.            Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      D.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent’s and Sub’s willingness to enter into this Agreement, Floyd W. Glisson, a stockholder of the Company (the “Selected Stockholder”), has entered into a Voting Agreement (the “Voting Agreement”) with Parent dated as of the date of this Agreement substantially in the form of Exhibit A attached hereto, pursuant to which the Selected Stockholder has agreed, among other things, to vote all voting securities of the Company beneficially owned by the Selected Stockholder or for which the Selected Stockholder exercises voting power pursuant to an irrevocable proxy in favor of approval and adoption of the Agreement and the Merger.

AGREEMENT

      In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1       The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the NRS.

      SECTION 1.2       Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”), at the offices of O’Melveny & Myers LLP, 275 Battery Street, 26th Floor, San Francisco, California, unless another time, date or place is agreed to by the parties hereto.

      SECTION 1.3       Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall prepare, execute and acknowledge and thereafter file articles of merger in such form as is required by Section 92A.200 of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective at such time as such filing or filings are made with the Secretary of State of the State of Nevada, or at such other time as Sub and the Company shall agree should be specified in such filings (the date and time of such effectiveness, being the “Effective Time”).

      SECTION 1.4       Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS and all other effects specified in the applicable provisions of the NRS.

      SECTION 1.5       Articles of Incorporation and By-laws. At the Effective Time, the articles of incorporation and by-laws of Surviving Corporation shall be amended to be identical to the articles of incorporation and by-laws, respectively, of Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be changed to a name designated by Parent), until thereafter changed or amended as provided therein or by applicable law.

      SECTION 1.6       Directors. At the Effective Time, each of the directors of the Company shall resign from the Board of Directors of the Company. The directors of Sub at the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.7       Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their death, resignation or removal.

      SECTION 1.8       Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      SECTION 2.1       Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a)       Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b)       Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

                  (c)       Conversion of Common Stock.

                         (i)       At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (A) owned by the Company or any subsidiary of the Company, or Parent, Sub or any other subsidiary of Parent or (B) held by stockholders (“Dissenting Stockholders”) duly exercising appraisal rights pursuant to Section 92A.380 of the NRS (“Dissenting Shares” and, collectively with the shares of Company Common Stock owned by the Company or any subsidiary of the Company or Parent, Sub or any other subsidiary of Parent, (the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $11.50 in cash (the “Merger Consideration”).

                         (ii)       As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 2.2 or the right, if any, to require the Surviving Corporation to purchase such shares of Company Common Stock for their “fair value” as determined in accordance with Section 92A.380 of the NRS. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except as otherwise provided herein or by law.

      SECTION 2.2       Exchange of Certificates.

                  (a)       Promptly after the Effective Time, the Exchange Agent (as defined below) shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (other than Excluded Shares) (i) a letter of transmittal (the “Company Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Company certificates representing shares of the Company Common Stock (the “Certificates”) shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                  (b)       At the Effective Time, Parent shall deposit with, or cause to be deposited with, the party specified by Parent and reasonably acceptable to the Company as the exchange agent (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock, amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to Section 2.1(c)(i) hereof to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time who are to receive the Merger Consideration. Any interest, dividends, or other income earned on the investment of cash deposited by Parent with the Exchange Agent in accordance with this Section 2.2(b) shall be for the account of and payable to Parent.

                  (c)       Upon surrender to the Exchange Agent of Certificates, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and Parent shall promptly cause to be delivered to such holder a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings. The Certificates surrendered pursuant to this Section 2.2(c) shall forthwith be cancelled. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and a lost certificate indemnity, the Exchange Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

                  (d)       No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Parent, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not payable. One year following the Effective Time, Parent shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to cash payable upon due surrender of their Certificates.

                  (e)       In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, Merger Consideration may be paid or issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantees or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

                  (f)       The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company.

      SECTION 2.3       No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock or paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 2.4       Dissenters’ Rights. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder’s shares for their “fair value”, as provided in Section 92A.380 of the NRS, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such stockholder shall thereupon be entitled to be surrendered in exchange for cash as provided by Sections 2.1 and 2.2 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      SECTION 3.1       Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                  (a)       Organization, Standing and Corporate Power. The Company is and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 8.3) on the Company. The Company has made available to Parent complete and correct copies of its articles of incorporation and by-laws and the articles of incorporation and by-laws or other organizational documents of its subsidiaries, in each case as amended to the date of this Agreement.

                  (b)       Subsidiaries and Other Equity Interests. Section 3.1(b) of the disclosure schedule delivered by the Company to Parent prior to execution of this Agreement (the “Company Disclosure Schedule”) contains a list of each subsidiary of the Company and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned as set forth in Section 3.1(b) of the Company Disclosure Schedule, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited partnership, limited liability company, joint venture or other entity.

                  (c)       Capital Structure. The authorized capital stock of the Company consists of as of the date hereof, and will consist of as of the Effective Time, 50,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, $.01 par value per share (the “Company Preferred Stock”), of which 1,038,961 shares have been designated as “Series A Convertible Preferred Stock.” The rights, privileges and preferences of the Company Common Stock and Company Preferred Stock, including the Series A Preferred Stock, are as stated in the Company’s Articles of Incorporation, as amended to date, including for such purposes the Certificate of Designation relating to the Series A Preferred Stock. As of the close of business on June 27, 2003, (i) 10,411,851 shares of the Company Common Stock and no shares of the Company’s Series A Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,138,600 shares of Company Common Stock were reserved for issuance upon exercise of the Stock Options (as defined in Section 5.5) and (iv) 253,051 shares of Company Common Stock were reserved for issuance upon the exercise of the Warrants (as defined in Section 5.5). All issued and outstanding shares of Company Common Stock are, and all shares which may be issued upon the exercise of Stock Options or the Warrants will be, duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive rights. To the Knowledge of the Company, there are no voting trusts, voting agreements, irrevocable proxies or other agreements with respect to any voting shares of capital stock of the Company, other than the Voting Agreement. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which the stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) (x) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith

(other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby), or (y) to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of the Company. All of the Company’s outstanding Convertible Subordinated Debentures dated December 21, 2001 have been converted into Company Common Stock.

                  (d)       Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval of this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the articles of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any contract for the provision of any form of gaming services or products between the Company or any of its subsidiaries and any third party, any loan or credit agreement, note, bond, mortgage, indenture, lease, joint venture or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets, except as set forth in Section 3.1(d) of the Company Disclosure Schedule or (iii) subject to the governmental filings, approvals and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation (including, without limitation, those of the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming) applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate would not (A) have a Material Adverse Effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

      No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including, without limitation, the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming (a “Governmental Entity”), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the “Specified Agencies”) of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (x) the Proxy Statement (as defined in Section 5.1) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the articles of merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the approval by (A) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and (B) other gaming regulatory bodies in jurisdictions where the Company or its subsidiaries are engaged in business and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. Neither the Company nor any subsidiary of the Company nor, to the Knowledge of the Company, any director or officer of the Company or of any subsidiary of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws is being or may be revoked or suspended other than such claims, demands, notices, complaints, court orders or administrative orders which would not have a Material Adverse Effect on the Company.

                  (e)       SEC Documents; Financial Statements. Since July 1, 2001, the Company has timely filed with the SEC all required reports and forms and other documents (the “Company SEC Documents”). As of their respective effective dates or dates of filing, as the case may be, for Company SEC Documents filed under the Securities Act or the Exchange Act, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and publicly available and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

                  (f)       Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting (as defined in Section 5.1(d)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

                  (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available or disclosed in Section 3.1(g) of the Company Disclosure Schedule, since July 1, 2002, the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any Material Adverse Change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of (A) any increase in compensation or (B) any right to participate in (by way of bonus or otherwise) the profits of the Company or any of its subsidiaries, except, in each case, in the ordinary course of business consistent with prior practice or as was required under employment agreements or salary or wage policies in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements or salary or wage policies being set forth in Section 3.1(g) of the Company Disclosure Schedule), (v) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date of this Agreement and publicly available, (vi) any entry into, or renewal or modification, by the Company or any of its subsidiaries, of any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its subsidiaries, (vii) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material Adverse Effect on the Company, (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, or (ix) since March 31, 2003, any other action taken by the Company or any of its subsidiaries which, if Section 4.1 had then been in effect, would have been prohibited by such Article if taken without Parent’s consent (and no agreement, understanding, obligation or commitment to take any such action exists).

                  (h)       Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available or in Section 3.1(h)of the Company Disclosure Schedule, there is no suit, action, investigation, audit or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries that would (i) have a Material Adverse Effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i), (ii) or (iii).

                  (i)       Brokers. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees (other than financial advisory fees paid to The Seidler Companies Incorporated (“Seidler”)), and no broker or finder has acted directly or indirectly for the Company or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby. A true, correct and complete copy of the Company’s definitive engagement letter with Seidler has been delivered to Parent.

                  (j)       Voting Requirements. The Board of Directors of the Company at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement (including, without limitation, for purposes of Section 78.438 of the NRS); (iii) amended the by-laws of the Company to provide that the provisions of Sections 78.378 to 78.3793 of the NRS do not apply to an acquisition of a controlling interest in the Company by Parent and Sub pursuant to the terms of this Agreement; and (iv) recommended approval of this Agreement and the Merger by the holders of the Company’s Common Stock and directed that the Merger be submitted for consideration by the Company’s stockholders. The affirmative approval of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only approval of the holders of any class or series of the Company’s capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

                  (k)       Title to Properties. Section 3.1(k) of the Company Disclosure Schedule sets forth a list of each real property lease to which the Company or any of its subsidiaries is a party as of the date of this Agreement setting forth the location of the leased premises, the term of the lease, the approximate square footage of the leased premises and the current monthly lease payments. The Company does not own any real property. The Company and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their properties and assets except where such failure would not have a Material Adverse Effect on the Company.

                  (l)       ERISA Compliance.

                         (i)       The Company has delivered to, or made available for review by, Parent true, complete and correct copies of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other collective bargaining agreements or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material employee benefit plans, arrangements or understandings (collectively, “Benefit Plans”) currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a “Commonly Controlled Entity”), including all employment, termination, severance or other contracts for the benefit of any current employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to, or made available for review by, Parent true, complete and correct copies of (A) the most recent annual report on Form 5500 filed with the Internal Revenue Service (“IRS”) with respect to each of its Benefit Plans (if any such report was required), (B) the most recently prepared actuarial report, if any, for each such Benefit Plan, (C) the most recent summary plan description for each such Benefit Plan for which such summary plan description is required, (D) the most recently received IRS determination letter, if any, for each such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (E) each trust agreement and group annuity contract relating to any such Benefit Plan.

                         (ii)       Each of the Company’s and its subsidiaries’ Benefit Plans has been administered in all material respects in accordance with its terms. The Company, each of its subsidiaries and all such Benefit Plans are in compliance in all material respects with applicable provisions of ERISA and the Code.

                         (iii)       Each of the Company’s and its subsidiaries’ Pension Plans that is intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code or has remaining a period of time under applicable law in which to apply such a letter and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended in any respect that would adversely affect its qualification or materially increase the cost to the Company and its subsidiaries of maintaining such Pension Plan over the costs incurred by the Company and its subsidiaries with respect thereto for their most recent fiscal year.

                         (iv)       No Pension Plan maintained by the Company or any of its subsidiaries at any time during the last five years is subject to Title IV of ERISA. No Pension Plan to which the Company or any of its subsidiaries contributes or is required to contribute is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                         (v)       None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or, to the Knowledge of the Company, any trustee or administrator or any of the Company’s or its subsidiaries Benefit Plans which are subject to ERISA, including, without limitation, its Pension Plans, has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that will subject the Company, or any of its subsidiaries or any officer of the Company or any of its subsidiaries, to tax or penalty under ERISA, the Code or other applicable law that is material to the business of the Company and that has not been corrected.

                         (vi)       Except as expressly set forth in this Agreement or as set forth in Section 3.1(l) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of the Company or any subsidiary of the Company or the beneficiary or dependent of any such employee or former employee.

                         (vii)       With respect to any of the Company’s or any of its subsidiaries’ Benefit Plans that is an employee welfare benefit plan, (A) no such Benefit Plan is funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code, (B) each such Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the Effective Time (subject to customary advance notice requirements).

                         (viii)       No Commonly Controlled Entity has incurred any material liability to a Pension Plan of the Company or any of its subsidiaries (other than for contributions not yet due).

                  (m)       Taxes.

                         (i)       Each of the Company and its subsidiaries has timely filed all material federal, state, local and foreign tax returns, declarations, estimates, information returns, statements and reports (“Returns”) required to be filed by it through the date hereof and shall timely file all such Returns required to be filed on or before the Effective Time. All such Returns are and will be true, complete and correct in all material respects. The Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on such subsidiary’s behalf) all material taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement and publicly available. No liability for taxes has been incurred by the Company and its subsidiaries subsequent to such date other than in the ordinary course of business, except for such liability, which when taken together with the events or circumstances giving rise to such liability, would not have a Material Adverse Effect.

                         (ii)       No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, would have a Material Adverse Effect upon the Company. No requests for waivers of the time to assess any taxes have been granted or are pending. No power of attorney has been granted by the Company or any of its subsidiaries with respect to taxes which is currently in force. None of the federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS. Except as set forth in Section 3.1(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has made any election under Section 341(f) of the Code.

                         (iii) Neither the Company nor any of its subsidiaries is liable for the taxes of any person (other than another current member of the Company’s consolidated group), including, without limitation, as a result of the application of Treasury Regulations Section 1.1502-6, any analogous provision of state, local or foreign law, or as a result of any contractual arrangement with any third party or with any taxing authority.

                         (iv)       Neither the Company nor any of its subsidiaries constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                         (v)       As used in this Agreement, unless the context requires otherwise, “taxes” includes all federal, state, local and foreign income, franchise, property, sales, use, excise or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including obligations for withholding taxes from payments due or made to any other person, and any interest, penalties or additions to taxes. Notwithstanding the definition of “subsidiary” set forth in Section 8.3 of this Agreement, for the purposes of this Section 3.1(m), references to the Company and each of its subsidiaries shall include former subsidiaries of the Company for the periods during which any such corporations were included in the consolidated federal income tax return of the Company.

                  (n)       No Excess Parachute Payments. Except as set forth in Section 3.1(n)of the Company Disclosure Schedule, no amount required to be paid (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect or in effect as of the Closing Date is reasonably expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

                  (o)       Compliance with Applicable Laws.

                         (i)       Each of the Company and its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default would not have a Material Adverse Effect on the Company. To the Company’s Knowledge, no Governmental Entity is considering limiting, suspending or revoking any of the Company’s or its subsidiaries’ material Permits. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which would not have a Material Adverse Effect on the Company. The Company is not presently subject to any order of the National Labor Relations Board and nor is it the subject of any National Labor Relations Board charge.

                         (ii)       The Company and each of its subsidiaries are, and each of their respective directors, officers, and persons performing management functions similar to officers are, in material compliance with all Gaming Laws applicable to the Company and its subsidiaries.

                  (p)       Environmental.

                         (i)       The Company and each of its subsidiaries is, and has been, and each of the Company’s former subsidiaries, while subsidiaries of the Company, was, in compliance with all applicable Environmental Laws, except for noncompliance which would not have a Material Adverse Effect on the Company. The term “Environmental Laws” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (C) protection of the environment; or (D) employee health and safety.

                         (ii)       During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the Knowledge of the Company, any surrounding site, except in each case for those which would not have a Material Adverse Effect on the Company. The Company has not shipped any Hazardous Material to any disposal site for which it is or will be subject to any liability, except for such liabilities which would not have a Material Adverse Effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, no Hazardous Material was generated, treated, stored, disposed of, used, handled, released or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which would not have a Material Adverse Effect on the Company. The term “Hazardous Material” means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. and the Clean Air Act, 42 U.S.C. § 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material and (E) polychlorinated biphenyls (“PCBs”) or materials or fluids containing PCBs in excess of 50 ppm.

                  (q)       Contracts; Debt Instruments. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or listed in Section 3.1(q)of the Company Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. For purposes of this Section 3.1(q), “material” means each contract (i) reasonably anticipated to involve aggregate annual payments of $100,000 or more and which has an unexpired term in excess of one year; (ii) which would be required to be listed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2002, or included as a material contract in any subsequent filing by the Company under the Exchange Act, in each case, under the rules of the SEC; (iii) relating to indebtedness for borrowed money, excluding trade credit or payables in the ordinary course of business; (iv) creating any guarantee or keepwell arrangement or other agreement to be liable for the obligations of another person other than the Company and its wholly owned subsidiaries; (v) any joint venture or partnership agreement; (vi) which is an interest rate, equity or other swap or derivative instrument; (vii) which contains any provision or covenant limiting or restricting the ability of the Company or any of its subsidiaries, or any of their respective affiliates, to sell any products or services of or to any person, engage in any line of business or compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of it subsidiaries or affiliates; (viii) relating to the ownership or use by the Company or any of its subsidiaries or affiliates of intellectual property owned by, or used in the business of the Company or any of its subsidiaries or affiliates (other than with respect to off-the-shelf software); (ix) granting or creating any security interest in, or lien on, any property or assets of the Company or any of its subsidiaries; or (x) which contains any provision changing (including, for such purposes, an acceleration of payments or benefits, or the triggering of severance obligations) the benefits under, or terms of, such contract based on a “change of control,” “change of ownership,” “sale of the company” or similar type of event. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has any outstanding commitments, whether written or oral, to deliver or provide to any customer a product containing or requiring any functionality or technology which the Company has not fully developed for production, excluding customer-requested modifications to existing technologies already in production by the Company which the Company has the current capabilities to make, as of the date hereof.

                  (r)       Intellectual Property.

                         (i)       Section 3.1(r) of the Company Disclosure Schedule lists (A) all patents held by the Company and its subsidiaries and all pending patent applications by the Company or any subsidiary, including for each such patent the serial or patent number, country, filing and expiration date and title; (B) all registered trademarks of the Company or any of its subsidiaries, and all pending applications for registration by the Company or any of its subsidiaries of trademarks, including for each such trademark, the registration or application number, country, filing and expiration date; (C) all registered copyrights of the Company or any of its subsidiaries and all applications by the Company or any of its subsidiaries for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright; (D) all covenants not to sue and licenses by the Company or any of its subsidiaries to any person or entity of any of the rights identified in subparagraphs (A) through (C) above; and (E) all covenants not to sue and licenses by any other person or entity to the Company or any of its subsidiaries of any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity (except with respect to off-the-shelf software).

                         (ii) Each covenant or license identified in Section 3.1(r) of the Company Disclosure Schedule (each a “License”) is a valid and binding obligation of the Company or the subsidiary thereto, enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Company or subsidiary thereto or, to the Knowledge of the Company, the other party thereto. Except as disclosed in Section 3.1(r) of the Company Disclosure Schedule, the Company has not received any notice (and the Company does not have Knowledge) of claims asserted by any person to use any patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes licensed by or to the Company or challenging or questioning the validity or effectiveness of any License, except to the extent such claims, challenges or questions would not have a Material Adverse Effect on the Company.

                         (iii)       The Company and its subsidiaries have good and valid title to, or otherwise possess adequate rights to use, all patents, trademarks, trade names, copyrights, inventions, trade secrets, software licenses and other proprietary information necessary to permit the Company and its subsidiaries to conduct the business and operations of the Company and its subsidiaries in substantially the same manner as it had been conducted prior to the date hereof.

                         (iv)       Except as disclosed in Section 3.1(r) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has, nor, to the Company’s Knowledge has it been alleged to have, infringed upon any patent, trademark, trade name or copyright or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection, except to the extent such infringement would not have a Material Adverse Effect on the Company.

                         (v)       All current or former officers, directors and employees of the Company have assigned all of their rights in and to, including any inventorship rights, all patents (including pending patents), trademarks, copyrights, inventions and other intellectual property material to the conduct of the business and operations of the Company or if any such assignments have not been made, the Company has the valid and enforceable right to execute and file such assignments on behalf of such current or former officers, employees or directors.

                  (s)       Compliance with Sarbanes-Oxley Act. The Company maintains a system of internal accounting controls that management reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certification are complete and correct. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act). The Company is otherwise in compliance with all applicable effective provisions of the SOX Act.

                  (t)       Insider Interests. No officer, director, employee, agent or, to the Knowledge of the Company, stockholder of the Company or any of its subsidiaries or any affiliate of any officer or director of the Company or any of its subsidiaries (as the term “affiliate” is defined in Rule 12b-2 under the Exchange Act), (i) as any material interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of the Company or any subsidiary of the Company (other than as an owner of outstanding securities of the Company), or (ii) is indebted or otherwise obligated to the Company in an amount in excess of $60,000. The Company is not indebted or otherwise obligated to any such person, except for amounts not in excess of $60,000 or amounts due under normal arrangements applicable to directors, officers or employees generally as to salary or fees or reimbursement of ordinary business expenses not unusual in amount or significance. The Company has not (i) since July 1, 2002, entered into any relationship or transaction of a sort that would be required to be disclosed by the Company in a proxy statement for a meeting relating to the election of directors pursuant to Item 404 of Regulation S-K, except for those matters that have been disclosed in the Company SEC Reports filed prior to the date of this Agreement, or (ii) since the effective date of the SOX Act, taken any action prohibited by Section 402 of the SOX Act. As of the date hereof, to the Knowledge of the Company there are no losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee of the Company or any of its subsidiaries to indemnification by the Company or its subsidiaries under applicable law, the articles of incorporation or bylaws of the Company or any of its subsidiaries or any insurance policy maintained by the Company or any of its subsidiaries.

                  (u)       Noncompetition. Except as listed and identified as containing a non-competition or similar restriction in Section 3.1(u) of the Company Disclosure Schedule, the Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be by reason of any agreement to which the Company is a party, subject to any non-competition or similar restriction on their respective businesses.

                  (v)       Fairness Opinion. The Company has received a written opinion from Seidler to the effect that the Merger Consideration is, as of the date of this Agreement, fair from a financial point of view to stockholders of the Company.

                  (w)       Other Matters. Floyd W. Glisson has entered into an Amendment, dated of even date herewith, to that certain Employment Agreement dated January 1, 2001 (as amended to the date of this Agreement, the “CEO Employment Agreement”) between CEO and the Company (the “CEO Amendment”). Richard J. Schneider has entered into an employment agreement, of even date herewith, with the Company (the “President/ COO Agreement”). Copies of the executed CEO Amendment and President/ COO Agreement have been provided to Parent.

      SECTION 3.2       Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                  (a)       Organization, Standing and Corporate Power. Parent is and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is and each of its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on Parent.

                  (b)       Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms.

      The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the articles of incorporation or by-laws of Parent or the comparable charter or organizational documents of any of its subsidiaries, (ii) any contract for the provision of any form of gaming services or products between Parent or any of its subsidiaries and any third party, any loan or credit agreement, note, bond, mortgage, indenture, lease, joint venture or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings, approvals and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation (including, without limitation, those of the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming) applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate would not (A) have a Material Adverse Effect on Parent, (B) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

      No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under Sections 13(a), 13(d), 13(e) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the articles of merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) the approval by (A) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and (B) other gaming regulatory bodies in jurisdiction where Parent or its subsidiaries are engaged in business and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have a Material Adverse Effect on Parent, impair in any respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. Neither Parent nor any subsidiary of Parent nor, to the Knowledge of Parent, any director or officer of Parent or of any subsidiary of Parent has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws is being or may be revoked or suspended which would prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or which would have a Material Adverse Effect on Parent.

                  (c)       Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the

Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (d)       Voting Requirements. The Boards of Directors of Parent and Sub at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of Parent and its stockholders; and (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement. No vote of the holders of any class or series of the Parent’s or Sub’s capital stock is necessary to approve the Merger, this Agreement or the transactions contemplated by this Agreement, except for the approval by Parent as the sole stockholder of Sub, which approval has been obtained. Neither Parent, Sub nor any of their affiliates owns beneficially or of record any capital stock, or securities convertible into capital stock, of the Company, except as a result of the execution by Parent or Sub of the Voting Agreement.

                  (e)       Brokers. Neither Parent nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Parent or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                  (f)       Interim Operations of Sub.

                         (i)       Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                         (ii)       As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                  (g)       Financing. Parent has and will have as of the Closing Date sufficient funds to pay the aggregate Merger Consideration and to pay all fees and expenses of Parent and Sub related to the Merger.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.1       Conduct of Business.

                  (a)       Conduct of Business by the Company. Except as expressly set forth in this Agreement or as consented to in writing by Parent during the period from the date of this Agreement to the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with the manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or as consented to in writing by Parent between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall not, and shall not permit any of its subsidiaries to:

                         (i)       (A) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                         (ii)       other than the issuance of Company Common Stock upon the exercise of Stock Options or Warrants outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend, waive or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement) or (C) accelerate the vesting of any of the Stock Options or Warrants;

                         (iii)       amend its articles of incorporation, by-laws or other comparable charter or organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

                         (iv)       acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets with a fair market value in excess of $100,000 except purchases of inventory, fixtures, furniture, supplies and equipment in the ordinary course of business consistent with past practice or any capital expenditures to the extent permitted by Section 4.1(a)(viii);

                         (v)       commence or undertake or agree to commence the operation or development of a casino or other gaming operations of any nature (excluding the existing gaming operations of the Company);

                         (vi)       mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

                         (vii)       (A) incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to the Company or any direct or indirect wholly owned subsidiary of the Company or (2) loans or advances to employees of the Company or any of its subsidiaries for travel or business expenses in the ordinary course of business;

                         (viii)       make or agree to make any new capital expenditures which individually exceed $500,000 per fiscal quarter;

                         (ix)       make or rescind any express or deemed election relating to material taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending June 30, 2002, except as may be required by applicable law;

                         (x)       pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice or the settlement of litigation involving net payments by the Company and its subsidiaries of amounts not in excess of $250,000 in the aggregate;

                         (xi)       (A) increase the rate of compensation payable or to become payable generally to any of the Company’s or any of its subsidiaries’ directors, officers or employees other than usual and customary increases to employees who are not officers, (B) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other material employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in the Company SEC Documents filed prior to the date of this Agreement and publicly available or as otherwise provided to Parent in writing prior to the date hereof, (C) establish, adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other material employee benefit plan, agreement or arrangement, or amend or modify or increase the benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including the Stock Option Plans or other Benefit Plan, except to the extent necessary to comply with applicable law, (D) enter into any severance or employment agreement with or for the benefit of any person, or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

                         (xii)       except in the ordinary course of business consistent with past practice or to the extent necessary to comply with applicable law, modify, or amend in any material respect, or renew, fail to renew or terminate, any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims;

                         (xiii)       change fiscal years;

                         (xiv)       authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

                         (xv)       enter into any collective bargaining agreement;

                         (xvi)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company’s affiliates other than pursuant to such agreements existing on the date hereof and disclosed on the Company Disclosure Schedule;

                         (xvii)       enter into any agreement which contains any provision or covenant limiting or restricting the ability of the Company or any of its subsidiaries, or any of their respective affiliates, to sell any products or services of or to any person, engage in any line of business or compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of it subsidiaries or their respective affiliates; or

                         (xviii)       authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b)       Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

      SECTION 4.2       No Inconsistent Activities.

                  (a)       In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and in light of the Company’s representations contained in Sections 3.1(j) and 3.1(v), the Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Takeover Proposal (as defined below), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing in this Section 4.2 shall prevent the Company or its Board of Directors from (i) taking any non-appealable, final action ordered to be taken by the Company or its subsidiaries by any court of competent jurisdiction or (ii) furnishing information to, or entering into discussions or negotiations with, another person in connection with an unsolicited bona fide Takeover Proposal by such person, if and only to the extent that, in the case of clause (ii), (i) the Board of Directors of the Company determines in good faith, after consultation with legal counsel and a financial advisor of nationally recognized reputation, that such action would reasonably likely lead to a transaction that would provide greater value to the holders of Company Common Stock than the Merger (a “Superior Proposal”) and that the party making the proposal has demonstrated that the funds necessary for its proposal are reasonably likely to be available, (ii) the Board of Directors of the Company determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the holders of Company Common Stock under applicable law, and (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person an executed confidentiality agreement in form and substance similar to the Confidentiality Agreement dated June 6, 2003 between the Company and Parent (the “Confidentiality Agreement”). For purposes of this Agreement, Seidler shall be considered a financial advisor of nationally recognized reputation.

                  (b)       The Company shall notify Parent orally and in writing of any offers or proposals with respect to a Takeover Proposal (including the terms and conditions of such proposal, the identity of the person or entity making it and all other information reasonably requested by Parent), within 24 hours of the receipt thereof by an officer or director of the Company or any financial advisor to the Company, shall keep Parent informed of the status and material details of any such offer or proposal and answer Parent’s questions with respect thereto. For purposes of this Agreement, “Takeover Proposal” means any proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally) for a merger, consolidation, purchase of assets (other than a purchase of inventory in the ordinary course of business), tender offer or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries whose assets constitute more than 15% of the combined assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries shall directly or indirectly release any third party from any confidentiality agreement relating to a Takeover Proposal. Nothing contained in this Agreement shall prohibit the Company from disclosing to its stockholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to a Takeover Proposal by means of a tender offer or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with legal counsel, failure to so disclose would be a violation of its obligations under applicable law.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1       Preparation of the Proxy Statement; Stockholders’ Meeting.

                  (a)       As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company’s stockholders to be held to obtain the Stockholder Approval (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In connection with the notice of the Company’s stockholders meeting at which the Merger is to be approved by the Company’s stockholders, the Company shall have complied with NRS §§92A.410, and thereafter, shall comply with all other applicable provisions of NRS §§92A.300 to 92A.500, inclusive, regarding dissenters’ rights under Nevada law. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company’s stockholders at the earliest practicable date. Parent shall cooperate in the preparation of the Proxy Statement and shall as soon as reasonably practicable after the date hereof furnish the Company with all information for inclusion in the Proxy Statement as the Company may reasonably request. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and subsidiaries contained in the Proxy Statement, and Parent agrees, as to information with respect to Parent and its officers, directors, stockholders and subsidiaries contained in the Proxy Statement, that such information, at the date the Proxy Statement is mailed and (as amended or supplemented) at the time of the Company Stockholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement and all amendments or supplements thereof prior to their being filed with the SEC. The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for an amendment of the Proxy Statement or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement, if any, if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable laws.

                  (b)     Parent agrees promptly to advise the Company if at any time prior to the Company Stockholders’ Meeting (as defined below) any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

                  (c)     The Company agrees promptly to advise Parent if at any time prior to the Company Stockholders’ Meeting (as defined below) any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect.

                  (d)     As soon as reasonably practicable following the date of this Agreement, the Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), for the purpose of obtaining the Stockholder Approval. Subject to the fiduciary duties of its Board of Directors, applicable law and the Company’s Articles of Incorporation and Bylaws, the Company shall use its best efforts to solicit from its stockholders proxies, and shall take all other action necessary or advisable to secure the approval of stockholders required by applicable law or otherwise to obtain the Stockholder

Approval, and through its Board of Directors, shall recommend to its stockholders the obtaining of the Stockholder Approval.

      SECTION 5.2       Access to Information; Confidentiality. The Company shall, and shall cause its subsidiaries to, afford Parent, and the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, (a) the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent, (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, and (b) the Company shall permit Parent’s officers and representatives to meet with the officers of the Company responsible for the financial statements, internal controls and disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302 and 906 of SOX any rules and regulations relating thereto. Except as required by law, each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement.

      SECTION 5.3       Reasonable Efforts; Notification.

                  (a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Sub agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including (i) the making of all necessary filings with the Specified Agencies under the HSR Act and the taking of such further commercially reasonable actions as may required to obtain termination or expiration of the waiting period (and any extension thereof) under the HSR Act, (ii) the making of all necessary applications, registrations and filings (including all filings with Governmental Entities other than the Specified Agencies, if any), (iii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from Governmental Entities and other third parties, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including the using of all commercially reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby. For purposes of this Agreement, “commercially reasonable efforts” shall not require Parent or Sub to take any actions in connection with any competition laws (including the HSR Act) pursuant to this Section 5.3(a) which would require Parent or Sub to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, Sub, the Company or any of their respective Subsidiaries.

                  (b)       The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence of any change or event having, or which insofar as can reasonably be foreseen to have, a Material Adverse Effect on the Company or Parent, as the case may be; provided, however, that no such notification shall (A) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.4       Gaming Approvals.

                  (a)       Gaming Approvals.

                         (i)       Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, qualifications, consents, waivers, variances, exemptions, orders, approvals and authorizations of all Governmental Entities under Gaming Laws which are necessary in connection with the consummation of the transactions contemplated by this Agreement (whether required to be made or obtained prior to or after the Effective Time) (all of the foregoing, collectively “Gaming Approvals”) and to comply with the terms and conditions of all such Gaming Approvals. Each of the Company and Parent shall use all commercially reasonable efforts to, and to cause their respective officers, directors and affiliates to, file within thirty days after the date hereof, and in all events shall file within sixty days after the date hereof, all required initial applications and documents in connection with obtaining the Gaming Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective subsidiaries, directors, officers and stockholders, which appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with Gaming Approvals. The Company and Parent agree promptly to advise each other upon receiving any communication from any Governmental Entity which causes such party to believe that there is a reasonable likelihood that any Gaming Approval required from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

                         (ii)       Nothing in this Agreement shall obligate Parent to take any action which would require the voluntary surrender, forfeiture or other termination by Parent of a Gaming Approval then held by Parent or any of its subsidiaries.

                  (b)       Denial of License; Individuals. If any person shall become an Ineligible Person prior to the Closing, then (i) the Company shall use its best efforts to cause each Ineligible Person to, immediately and permanently, resign from any position, including as director or officer, in the Company and each Ineligible Person shall have no further management role in the Company, (ii) if required to do so by any Governmental Entity as a condition to receipt of any Gaming Approval, the Company shall use its best efforts to cause each Ineligible Person to dispose of all of its securities or other ownership interests in the Company, and (iii) the Company shall use its best efforts to cause each Ineligible Person to, cooperate with the Company, Parent and Sub in their efforts to obtain and retain in full force and effect the Gaming Approval. “Ineligible Person” shall mean any person who owns any capital stock or other interest in the Company (i) who is denied a Gaming Approval, disqualified from eligibility for a Gaming Approval or found unsuitable by any Governmental Entity before the Closing Date, (ii) whose continued involvement in the business of the Company as an employee, director, officer or otherwise, may, in Parent’s reasonable opinion after consultation with counsel, have a Material Adverse Effect on the likelihood that any Governmental Entity will issue a Gaming Approval to the Company, the Surviving Corporation, Sub or Parent or (iii) is expressly precluded from having any continuing interest in the Company, the Surviving Corporation, Sub or Parent in any Gaming Approval granted by a Governmental Entity as a condition to the issuance or continued validity of any Gaming Approval by any Governmental Entity.

      SECTION 5.5       Stock Options and Warrants.

                  (a)       Options. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions, obtain such consent, and take such other actions as are required to adjust the terms of all outstanding stock options to purchase shares of Company Common Stock (“Stock Options”) heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company or under any stock option award agreement, including, without limitation, the Company’s 1993 Stock Option and Incentive Plan and 2002 Stock Incentive Plan (the “Stock Option Plans”) as is necessary to provide: (i) that the holder of each Stock Option outstanding immediately prior to the Effective Time, which is then exercisable or would, by the express terms of the applicable Stock Option Plan or the individual agreement evidencing such option, become exercisable upon the occurrence of the Merger (the “Vested Options”), shall receive in settlement thereof, for each share of Company Common Stock subject to such Vested Option, an amount in cash equal to the Merger Consideration minus the per share exercise or purchase price of such Vested Option as of the date hereof; (ii) that the holder of each Stock Option outstanding immediately prior to the Effective Time, which is not then exercisable and would not, by the express terms of the applicable Stock Option Plan or the individual agreement evidencing such option, become exercisable upon the occurrence of the Merger (the “Unvested Options”), shall receive in settlement thereof, for each share of Company Common Stock subject to such Unvested Option, the conditional right, subject to the continued employment requirement described below in this Section 5.5(a), to receive an amount in cash equal to the Merger Consideration minus the per share exercise or purchase price of such Unvested Option as of the date hereof; (iii) that, except as expressly provided below in this Section 5.5(a), no payment, pursuant to Section 5.5(a)(ii) or otherwise, shall be made with respect to an Unvested Option if the person who holds such Unvested Option immediately prior to the Effective Time is not continuously employed by the Parent, the Surviving Corporation or one of their subsidiaries (a “Parent Entity”) through each applicable date that such Unvested Option was otherwise scheduled to become exercisable had the Merger not occurred; and (iv) that, at the Effective Time, all outstanding Stock Options, including Vested Options and Unvested Options, shall immediately terminate, and there shall be substituted therefor the right to receive cash in accordance with the terms of this Section 5.5(a), and neither the Surviving Corporation nor Parent shall have any further obligation with respect thereto other than as expressly provided in this Section 5.5(a); provided, however, that all amounts payable pursuant to this Section 5.5(a) shall be subject to any required tax withholding. Payment of the amount determined pursuant to Section 5.5(a)(i) with respect to a Vested Option shall be made as soon as reasonably practicable after the Effective Time. Payment of the amount determined pursuant to Section 5.5(a)(ii) with respect to an Unvested Option shall be made (without interest) not more than thirty (30) days following each applicable date that such Unvested Option would have otherwise become exercisable assuming that the Merger had not occurred or, in the case of a Parent Termination (as defined below), as soon as reasonably practicable after the Parent Termination Date (as defined below). Notwithstanding the foregoing, if the employment of a holder of Unvested Options is terminated other than for Cause (as defined below) by the Surviving Corporation prior to the eighteenth month anniversary of the Effective Date and such holder is not employed by any other Parent Entity (a “Parent Termination” and the date of such termination being the “Parent Termination Date”)), then, for purposes of this Section 5.5(a), (i) if the option holder is subject to a Parent Termination on or prior to the twelve month anniversary of the Effective Date, all of the Unvested Options of such holder shall be deemed vested as of the Parent Termination Date and (ii) if the option holder is subject to a Parent Termination after the twelve month anniversary of the Effective Date but on or prior to the eighteenth month anniversary of the Effective Date, all of the Unvested Options of such holder that would have vested on April 1, 2005 had the Merger not occurred shall be deemed vested as of the Parent Termination Date. For purposes of this Section 5.5(a), “Cause” means a determination by the applicable Parent Entity that the holder has been dishonest, committed an act of fraud or misconduct, engaged in an unauthorized use or disclosure of confidential information or trade secrets, been convicted of or confessed to committing a crime punishable by law (other than minor traffic violations) or has continued to fail or refuse to carry out the duties assigned to such holder, and such failure or refusal has continued for 30 days after written notice thereof to the holder.

                  (b)       Warrants. As soon as practicable following the date of this Agreement, the Company shall mail a notice concerning the transactions contemplated hereby to all holders of outstanding warrants to purchase shares of Company Common Stock (“Warrants”) as required pursuant to the terms of such holders’ individual warrant agreements. In addition, between the date hereof and the Effective Time the Company shall comply with all other notice requirements of the Warrants. At 5:00 p.m. Eastern time on the day immediately prior to the Effective Time, all outstanding Warrants shall immediately terminate, and neither the Surviving Corporation nor Parent shall have any further obligations with respect thereto.

      SECTION 5.6       Takeover Statutes; Inconsistent Actions. If any “fair price,” “moratorium,” “control share,” “business combination,” “shareholder protection” or similar or other anti-takeover statute or regulation enacted under any state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take all such actions as are within its authority so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby and thereby. The Company has not and, during the term of this Agreement shall not, adopt, effect or implement any “shareholders’ rights plan,” “poison pill” or similar arrangement.

      SECTION 5.7       Indemnification, Exculpation and Insurance.

                  (a)       The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s articles of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

                  (b)       For six years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore made available to Parent) on terms no less favorable to such indemnified parties than the terms of such current insurance coverage; provided, however, that (i) in lieu of the purchase of such insurance by the Surviving Corporation or Parent, the Company, with Parent’s written consent, may purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under its existing directors’ and officers’ liability insurance coverage and (ii) if the cost of such insurance in any year during such six-year period shall exceed 150% of the premium cost for such policy in effect during the year ended December 31, 2003 (the “Maximum Premium”), then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide coverage affording the same protection as maintained by Parent as of such date for its officers and directors. The Company represents to Parent that the Maximum Premium is $335,000.

                  (c)       In addition to the other rights provided for in this Section 5.7, for six years after the Effective Time, Parent hereby, to the fullest extent permitted by applicable law, guaranties for the benefit of the directors and officers of the Company the indemnification obligations of the Surviving Corporation after the Effective Time under its articles of incorporation and by-laws. Parent unconditionally and irrevocably waives any provision under applicable law that may limit the enforceability of such guaranty. The directors and officers of the Company shall be deemed third party beneficiaries of this Section 5.7(c) and may seek to enforce Parent’s obligations under this Section 5.7(c) in the event the Surviving Corporation fails to pay when due any indemnification obligations to such directors and officers.

                  (d)       The obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.7 shall be binding on the successors and assigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

      SECTION 5.8       Fees and Expenses. Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

      SECTION 5.9       Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, including without limitation those press releases that may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 5.10       Resignation of Directors. The Company shall use commercially reasonable efforts to cause each of the directors of the Company and its subsidiaries to resign their positions as such as of the Effective Time.

      SECTION 5.11       Employee Benefit Plans. From and after the Effective Date, Parent shall, or shall cause the Surviving Corporation to, provide the employees of the Surviving Corporation and its subsidiary with all employee benefit plans as are provided by Parent and its subsidiaries to their own employees who are similarly situated. The foregoing shall not constitute any commitment, contract, understanding, undertaking, guarantee (express or implied) on the part of the Surviving Corporation or Parent to continue the employment of any employee of the Company for any period of time or on any terms except as determined by the Surviving Corporation.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.1       Conditions to Each Party’s Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a)       Stockholder Approval. The Stockholder Approval shall have been obtained.

                  (b)       No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  (c)       HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

      SECTION 6.2       Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

                  (a)       Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct at and as of such date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

                  (b)       Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

                  (c)       Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Nevada and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; and (iii) a true and complete copy of the articles of incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the by-laws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

                  (d)       No Material Adverse Change. From and including the date hereof, there shall not have occurred a Material Adverse Change with respect to the Company.

                  (e)       Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings (including, without limitation, all Gaming Approvals) (collectively, “Consents and Filings”) required to be made or obtained by the Company or Parent from all Governmental Entities and parties to loan or credit agreements, notes, mortgages, indentures, leases or other contracts, agreements or instruments to which the Company, Parent or any of their respective subsidiaries is a party or by which the Company, Parent or any of their respective subsidiaries or their respective assets are bound or affected, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, have been obtained or made, as applicable, by the Company or Parent, as the case may be, without the imposition of any limitations, prohibitions or requirements, and are in full force and effect, other than those Consents and Filings (excluding Gaming Approvals) which, if not obtained or made, would not, or such limitations, prohibitions or requirements which would not have or cause (i) a material adverse effect on the transactions contemplated hereby, (ii) a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time, or (iii) a Material Adverse Effect on the continuation of the operations and business of the Company and its subsidiaries by the Surviving Corporation after the consummation of the transactions contemplated hereby.

                  (f)       Employment Matters. Each of the CEO Amendment and the President/ COO Agreement shall be in full force and effect as of the Effective Time (except to the extent such agreements shall have been terminated as a result of the death or disability of the employees), and none of the CEO Employment Agreement, the CEO Amendment or the President/ COO Agreement shall have been amended after the date of this Agreement other than as approved in writing by Parent.

      SECTION 6.3       Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

                  (a)       Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct at and as of such date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

                  (b)       Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

                  (c)       Certificates and Other Deliveries. Parent shall have delivered to the Company (i) a certificate of existence from the Secretary of State of the State of Nevada stating that Parent is a validly existing corporation together with a certificate of good standing from the Secretary of State of the State of Nevada stating that Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of each of Parent and Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the stockholders of Sub approving the Merger, each certified by the Secretary or the Assistant Secretary of the relevant party; and (iii) a true and complete copy of the articles of incorporation, as amended, of Parent and Sub certified by the Secretary of State of the state of each of their incorporation, and a true and complete copy of the by-laws, as amended, of Parent and Sub certified by the Secretary or Assistant Secretary of Parent and Sub, as applicable.

                  (d)       Consents and Approvals. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that all Consents and Filings required to be obtained by the Company from all Governmental Entities, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, have been obtained by the Company, and are in full force and effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a)       by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors;

                  (b)       by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 2003;

                  (c)       by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 2003;

                  (d)       by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                  (e)       by either Parent or the Company, if the Merger shall not have occurred by December 31, 2003, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

                  (f)       by either Parent or the Company, if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s stockholders or at any adjournment or postponement thereof;

                  (g)       by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by the Company of a Takeover Proposal, (ii) recommends a Takeover Proposal to Company stockholders or (iii) fails to call or hold the Company Stockholders’ Meeting by reason of the receipt by the Company of a Takeover Proposal; or

                  (h)       by the Company if, after receipt of a Superior Proposal and prior to the Effective Time, the Board of Directors of the Company determines, in its good faith judgment and in the exercise of its fiduciary duties, after consultation with legal counsel and, as to financial matters, after consultation with an investment banking firm of national reputation, that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that before the Company may terminate this Agreement pursuant to this subsection 7.1(h), the Company shall give notice to Parent of the proposed termination under subsection 7.1(h) and Parent, within five (5) business days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar or superior to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; provided, further, that if Parent and the Company are unable to reach an agreement with respect to the Parent’s proposed amendment within ten (10) days after such good faith negotiations have commenced, the Company may terminate this Agreement pursuant to this subsection 7.1(h).

      SECTION 7.2       Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except as set forth in the last sentence of Section 5.2, Section 5.8, Section 5.9, Section 7.5 and Article VIII which shall survive termination and except that such termination shall not relieve a party from liability as a result of the willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 7.3       Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 7.4       Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      SECTION 7.5       Termination Fees.

                  (a)       In the event (i) Company terminates this Agreement pursuant to Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(g) or Parent terminates this Agreement as a result of the Company’s willful and material breach of Section 4.2, then the Company shall pay Parent an amount equal to $3,900,000 (the “Company Termination Fee”), by wire transfer of immediately available funds upon the occurrence of such event.

                  (b)       In the event (i) Stockholder Approval is not received, (ii) prior to the Company Stockholders’ Meeting there shall have been a Takeover Proposal made (whether or not such Takeover Proposal shall have been rejected or shall have been withdrawn prior to the time of the Company Stockholders’ Meeting) and (iii) within nine (9) months from the termination of the Agreement, the Company shall have entered into an agreement for, and within twelve (12) months from such termination shall have consummated, a transaction substantially in the form proposed in such Takeover Proposal with the party that made such Takeover Proposal, then the Company shall pay Parent an amount equal to the Company Termination Fee by wire transfer of immediately available funds, payable upon consummation of such transaction.

                  (c)       In the event (i) Company terminates this Agreement pursuant to Section 7.1(c) or (ii) Parent terminates this Agreement and is at the time of such termination in material breach of any representation, warranty, covenant or agreement of Parent or Sub set forth in this Agreement, then Parent shall pay to the Company the amount of $3,900,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds upon the occurrence of such event. The parties hereto acknowledge and agree in advance that the amount of the Parent Termination Fee is a fair and equitable amount to reimburse the Company for any damages which the parties estimate may be sustained by the Company due to the termination of this Agreement in the circumstances herein described, and that this Section 7.5(c) shall constitute a liquidated damages provision. The Parent Termination Fee shall be the Company’s sole remedy under this Agreement in the event of the termination of this Agreement in the circumstances herein described.

                  (d)       The parties agree that the agreements contained in Section 7.5 are an integral part of the transactions contemplated by this Agreement. If any party fails to promptly pay to another party any fee due under this Section 7.5, the first party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America from the date such fee was first due.

      SECTION 7.6       Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver of this Agreement pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.1       Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

      SECTION 8.2       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to

International Game Technology

9295 Prototype Drive
Reno, Nevada 89510-0580
Facsimile:               775-448-0120
Attention:               Sara Beth Brown, Esq.

with a copy to:

O’Melveny & Myers LLP

114 Pacifica, Suite 100
Irvine, California 92618-3318
Facsimile:               949-737-2300
Attention:               J. Jay Herron, Esq.

(b)	if to the Company, to:

Acres Gaming Incorporated

7115 Amigo, Suite 150
Las Vegas, Nevada 89119
Facsimile:               702-263-7595
Attention:               Floyd W. Glisson

with a copy to:

Perkins Coie LLP

1211 S.W. Fifth Avenue
Portland, Oregon 92704
Facsimile:               503-727-2222
Attention:               Patrick J. Simpson, Esq.

      SECTION 8.3       Definitions. For purposes of this Agreement:

                  (a)       An “affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  (b)       “Gaming Laws” means any Federal, state, local, tribal or foreign statute, ordinance, rule, regulation, permit, consent, registration, qualification, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition of limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the Company or Parent, as the case may be, or any of their respective subsidiaries.

                  (c)       “Knowledge” means a fact, event, circumstance or occurrence actually known by any of the Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer of the Company or Parent, as the case may be.

                  (d)       “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company, the Surviving Corporation or Parent, any change or effect (or any development that is likely to result in any change or effect) that is or is likely to be, individually or in the aggregate, materially adverse to the business, assets, properties, financial condition or results of operations of such party and its subsidiaries taken as a whole; excluding any such adverse change that is due to events, occurrences, facts, conditions, changes, developments or effects which (i) affect the economy, capital markets or the gaming industry generally, (ii) result primarily from entering into this Agreement or the consummation of the Merger or announcement thereof or (iii) result from facts or conditions that are disclosed in the SEC Documents or the Company Disclosure Schedule.

                  (e)       “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                  (f)       a “subsidiary” with respect to any person means ownership directly or indirectly of an amount of the voting securities, other voting ownership or voting partnership interests of another person which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests.

      SECTION 8.4       Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      SECTION 8.5       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.6       Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.5 and 5.7 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      SECTION 8.7       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      SECTION 8.8       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 8.9       Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

[The remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:
INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation
By:	/s/ T.J. Matthews

Name:	T.J. Matthews

Its:	C.O.O.

SUB:
NWAC CORP., a Nevada corporation

By:	/s/ T.J. Matthews

Name:	T.J. Matthews

Its:	President

THE COMPANY:
ACRES GAMING INCORPORATED, a Nevada corporation

By:	/s/ Floyd W. Glisson

Name:	Floyd W. Glisson

Its:	CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

June 29, 2003

International Game Technology

9295 Prototype Drive
Reno, Nevada 89510-0580

Re:	Agreement of Selected Stockholder Concerning Transfer and Voting of Shares of Acres Gaming Incorporated

           I understand that you and Acres Gaming Incorporated (the “Company”), of which the undersigned is a significant stockholder, are prepared to enter into an agreement for the merger of a wholly-owned subsidiary (“Sub”) of you with and into the Company, but that you have conditioned your willingness to proceed with such agreement (the “Agreement”) upon your receipt from me of assurances satisfactory to you of my support of and commitment to the Merger. I am familiar with the Agreement and the terms and conditions of the Merger. Terms used but not otherwise defined herein shall have the same meanings as are given them in the Agreement. In order to evidence such commitment and to induce you to enter into the Agreement, I hereby represent and warrant to you and agree with you as follows:

           1. Voting; Irrevocable Proxy. I will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by me or under my control, by proxy or otherwise (collectively, the “Shares”), in favor of the Merger and other transactions provided for in or contemplated by the Agreement and against any inconsistent proposals or transactions. I hereby revoke any other proxy granted by me and irrevocably appoint you as proxy for and on behalf of me to vote (including, without limitation, the taking of action by written consent) such Shares, for me and in my name, place and stead for the matters and in the manner contemplated by this Section 1. This proxy is coupled with an interest and is irrevocable for the maximum period permitted under applicable law.

           2. Restriction on Transfer. I will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein (including the granting of a proxy to any person) or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein prior to the Merger, without your express written consent. Any transferee of the Shares must, as a condition to receipt of such Shares, agree to bound by the terms hereof, in a form satisfactory to you.

           3. Effective Date; Succession; Remedies; Termination. Upon your acceptance and execution of the Agreement, this letter agreement shall mutually bind and benefit you and me, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. I agree that in light of the inadequacy of damages as a remedy, specific performance shall be available to you, in addition to any other remedies you may have for the violation of this letter agreement. This letter agreement shall terminate on the earlier of (a) December 31, 2003 and (b) termination of the Agreement by the Company pursuant to Section 7.1(h) of the Agreement.

           4. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by the undersigned, individually, jointly, or in any other capacity, and shall extend to any securities issued to the undersigned in respect of the Shares.

SELECTED STOCKHOLDER:

Floyd W. Glisson, individually and
as Trustee of the Glisson Family Trust

AGREED:

INTERNATIONAL GAME TECHNOLOGY,
a Nevada corporation

By:

Name:

Its:

Appendix B

OPINION OF THE SEIDLER COMPANIES INCORPORATED

June 29, 2003

The Board of Directors of

Acres Gaming Incorporated
7115 Amigo Street, Suite 150
Las Vegas, NV 89119

Dear Board Members:

We understand that Acres Gaming Incorporated (“Acres” or the “Company”) has negotiated an Agreement and Plan of Merger (the “Agreement”) dated June 29, 2003 with International Gaming Technology and its subsidiary (“IGT” or the “Acquirer”) in which Acres would be merged with IGT and holders of Acres Common Stock would receive cash of $11.50 per share (the “Merger Consideration”). The Agreement describes in detail the terms of the Merger.

You have requested our opinion (the “Opinion”) with respect to the fairness, from a financial point of view, of the Merger Consideration to the stockholders of the Company. In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed and analyzed certain historical and projected financial information on Acres;
2.	discussed with Acres management the operations, financial condition, future prospects and business plans of the Company;
3.	reviewed the Agreement;
4.	reviewed certain publicly available information of companies and business combinations of companies engaged in the business we believe to be generally comparable to that of Acres (the “Comparables”); and
5.	conducted a series of financial analyses using valuation techniques typically employed to determine the fairness of a merger or acquisition.

Our engagement and the Opinion expressed herein are for the benefit of the Board of Directors of Acres (the “Board”), and our Opinion is rendered in connection with the Board’s consideration of the Merger. This Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent; provided, however, that this Opinion and a description of the underlying analyses may be included in a proxy statement distributed to the Company’s stockholders, in conjunction with the Merger, provided that any such inclusion or description shall be subject to our prior review and approval. Notwithstanding the foregoing, this Opinion is not intended and does not constitute a recommendation to any Acres stockholder as to whether such stockholder should vote to approve the Merger.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have relied upon and assumed, without independent verification, that the financial information publicly available or privately provided to us has been reasonably prepared and reflects the best currently available estimates of the assets, financial condition, business and prospects of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial data made available to us. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. In arriving at our Opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations, and express no opinion regarding the liquidation value of the Company.

B-1

We have assumed that the Merger would be completed in accordance with the terms of the Agreement.

Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion, however, we do not have any obligation to update, revise or reaffirm this Opinion. We were not requested to opine as to, and this Opinion does not in any manner address, the Company’s underlying decision to proceed with the Merger.

We are an investment banking firm, a member of the New York Stock Exchange, which has been in the business of assisting companies, including rendering opinions as to the fairness of business combinations, since 1969. For our services in rendering this Opinion, the Company will pay us a fee and indemnify us against certain liabilities. No portion of our fee is conditioned upon our Opinion or upon the completion of the Merger. We have, in the past, provided financial advisory services to the Company and have received fees and other compensation for rendering such services.

Based upon, and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

THE SEIDLER COMPANIES INCORPORATED

By:	/s/ Dennis McCarthy

Dennis McCarthy
Managing Director
Investment Banking

B-2

Appendix C

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

June 29, 2003

International Game Technology

9295 Prototype Drive
Reno, Nevada 89510-0580

Re:	Agreement of Selected Stockholder Concerning Transfer and Voting of Shares of Acres Gaming Incorporated

           I understand that you and Acres Gaming Incorporated (the “Company”), of which the undersigned is a significant stockholder, are prepared to enter into an agreement for the merger of a wholly-owned subsidiary (“Sub”) of you with and into the Company, but that you have conditioned your willingness to proceed with such agreement (the “Agreement”) upon your receipt from me of assurances satisfactory to you of my support of and commitment to the Merger. I am familiar with the Agreement and the terms and conditions of the Merger. Terms used but not otherwise defined herein shall have the same meanings as are given them in the Agreement. In order to evidence such commitment and to induce you to enter into the Agreement, I hereby represent and warrant to you and agree with you as follows:

           1. Voting; Irrevocable Proxy. I will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by me or under my control, by proxy or otherwise (collectively, the “Shares”), in favor of the Merger and other transactions provided for in or contemplated by the Agreement and against any inconsistent proposals or transactions. I hereby revoke any other proxy granted by me and irrevocably appoint you as proxy for and on behalf of me to vote (including, without limitation, the taking of action by written consent) such Shares, for me and in my name, place and stead for the matters and in the manner contemplated by this Section 1. This proxy is coupled with an interest and is irrevocable for the maximum period permitted under applicable law.

           2. Restriction on Transfer. I will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein (including the granting of a proxy to any person) or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein prior to the Merger, without your express written consent. Any transferee of the Shares must, as a condition to receipt of such Shares, agree to bound by the terms hereof, in a form satisfactory to you.

           3. Effective Date; Succession; Remedies; Termination. Upon your acceptance and execution of the Agreement, this letter agreement shall mutually bind and benefit you and me, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. I agree that in light of the inadequacy of damages as a remedy, specific performance shall be available to you, in addition to any other remedies you may have for the violation of this letter agreement. This letter agreement shall terminate on the earlier of (a) December 31, 2003 and (b) termination of the Agreement by the Company pursuant to Section 7.1(h) of the Agreement.

C-1

           4. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by the undersigned, individually, jointly, or in any other capacity, and shall extend to any securities issued to the undersigned in respect of the Shares.

SELECTED STOCKHOLDER:

/s/ Floyd W. Glisson

Floyd W. Glisson, individually and as
Trustee of the Glisson Family Trust

AGREED:

INTERNATIONAL GAME TECHNOLOGY,

a Nevada corporation

By:	/s/ T.J. Matthews

Name:	T.J. Matthews

Its:	C.O.O.

C-2

Appendix D

NEVADA DISSENTERS’ RIGHTS STATUTE

RIGHTS OF DISSENTING OWNERS

      NRS 92A.300     Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

      NRS 92A.305     “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

      NRS 92A.310     “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

      NRS 92A.315     “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

      NRS 92A.320     “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      NRS 92A.325     “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

      NRS 92A.330     “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

      NRS 92A.335     “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

      NRS 92A.340     Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

      NRS 92A.350     Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

      NRS 92A.360     Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

      NRS 92A.370     Rights of dissenting member of domestic nonprofit corporation.

      1.            Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

      2.            Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

      NRS 92A.380     Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1.            Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

           (a)       Consummation of a plan of merger to which the domestic corporation is a constituent entity:

                (1)       If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

                (2)       If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

           (b)       Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

           (c)       Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

      2.            A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

      NRS 92A.390     Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

      1.            There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

           (a)       The articles of incorporation of the corporation issuing the shares provide otherwise; or

           (b)       The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

                (1)       Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

                     (I)       The surviving or acquiring entity; or

                     (II)       Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

                (2)       A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

      2.       There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

      NRS 92A.400     Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1.            A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

      2.            A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

           (a)       He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

           (b)       He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

      NRS 92A.410     Notification of stockholders regarding right of dissent.

      1.            If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

      2.            If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

      NRS 92A.420     Prerequisites to demand for payment for shares.

      1.            If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

           (a)       Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

           (b)       Must not vote his shares in favor of the proposed action.

      2.            A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

      NRS 92A.430     Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

      1.            If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

      2.            The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

           (a)       State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

           (b)       Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

           (c)       Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

           (d)       Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

           (e)       Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

      NRS 92A.440     Demand for payment and deposit of certificates; retention of rights of stockholder.

      1.            A stockholder to whom a dissenter’s notice is sent must:

           (a)       Demand payment;

           (b)       Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

           (c)       Deposit his certificates, if any, in accordance with the terms of the notice.

      2.            The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

      3.            The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

      NRS 92A.450     Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

      1.            The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      2.            The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

      NRS 92A.460     Payment for shares: General requirements.

      1.            Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

           (a)       Of the county where the corporation’s registered office is located; or

           (b)       At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

      2.            The payment must be accompanied by:

           (a)       The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

           (b)       A statement of the subject corporation’s estimate of the fair value of the shares;

           (c)       An explanation of how the interest was calculated;

           (d)       A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

           (e)       A copy of NRS 92A.300 to 92A.500, inclusive.

      NRS 92A.470     Payment for shares: Shares acquired on or after date of dissenter’s notice.

      1.            A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

      2.            To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

      NRS 92A.480     Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

      1.            A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

      2.            A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

      NRS 92A.490     Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1.            If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2.            A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

      3.            The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4.            The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5.            Each dissenter who is made a party to the proceeding is entitled to a judgment:

           (a)       For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

           (b)       For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

      NRS 92A.500     Legal proceeding to determine fair value: Assessment of costs and fees.

      1.            The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2.            The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

           (a)       Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

           (b)       Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3.            If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4.            In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5.            This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD September 12, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Floyd W. Glisson and Richard J. Schneider, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Acres Gaming Incorporated held of record by the undersigned on August 11, 2003, at the Special Meeting of Stockholders to be held on September 12, 2003, or at any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AGREEMENT AND PLAN OF MERGER.

1.	Approval of the Agreement and Plan of Merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Dated:                                    , 2003

__________________________________
Signature

__________________________________
Signature if held jointly

YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.